Exhibit 3.2

Translated from the Hebrew

ARTICLES OF ASSOCIATION

of

TEVA PHARMACEUTICAL INDUSTRIES LIMITED

A Limited Liability Company

Updated on DecemberJuly 173, 20187

Translated from the Hebrew

TABLE OF CONTENTS

A. INTRODUCTION	3

Interpretation	3
Objectives and Purpose of the Company	4
Limitation of Liability	4

B. CAPITAL OF THE COMPANY	4
Capital Structure	4
Share Certificates	5
Transfer and Endorsement of Shares	5
Bearer Share Warrants	6
Increase and Issue of the Registered Capital	7
Change of the Registered Capital	7

C. GENERAL MEETINGS	7
Deliberations at General Meetings	8
Votes by the Shareholders	10

D. THE BOARD OF DIRECTORS	11
Appointment and Retirement from Office	11
Remuneration of Directors	12
Powers and Duties of the Board of Directors	13
Operations of the Board of Directors	13
Committees of the Board of Directors	14
Audit Committee	14
Signature and Minutes	14
Director-Emeritus	15

E. CEO	15

F. DIVIDEND, RESERVE FUND AND CAPITALIZATION	15
Dividend	15
Reserve Fund	16
Capitalization	16

G. AUDITING AND NOTICES	17
Auditing and Internal Auditor	17
Notices	17

H. EXEMPTION, INSURANCE AND INDEMNIFICATION OF OFFICERS	18

I. MISCELLANEOUS	19
Amendment of the Articles of Association	19
Special Tender Offer	19

A. INTRODUCTION

Interpretation

1.

In these Articles of Association, the words which appear in the first column in the table set forth below shall be interpreted in accordance with the interpretation which is given to them on the same line in the second column thereof. This shall apply as long as the text or context of the matter does not include any statement which contradicts said meaning or which is not consistent therewith.

Words	Interpretations
“the Company”	Teva Pharmaceutical Industries Ltd.

“the Companies Law”	The Companies Law, 5759-1999, and any other law which shall replace or amend it and which shall apply to the Company and be in force at the time in question.

“these Articles”	The Articles of Association of the Company, as they are set forth in this document or as they shall be in force from time to time, including Exhibit A.

“the Directors”	The Directors, or, in the case of fewer than two, the Director of the Company at the time in question.

“the Board of Directors”	The Board of Directors established pursuant to these Articles of Association.

“the Registered Office”	The registered office of the Company at any time.

“the Register”	The register of the shareholders in the Company, which must be maintained pursuant to the provisions of the Companies Law.

“month”	A Gregorian calendar month.

“year”	A Gregorian calendar year.

“CEO”	A General Manager pursuant to the provisions of the Companies Law.

“the Accountant”	An auditing accountant pursuant to the provisions of the Companies Law.

“Officer”	As per its definition in the Companies Law.

“the Securities Law”	The Securities Law, 5728-1968, or any other law which shall replace or amend it and which shall apply to the Company and be in force at the time in question.

“Additional Register”	As defined in Article 51 below.

“Annual Meetings”	As defined in Article 33 below.

“Special Meetings”	As defined in Article 33 below.

“Proposing Shareholder(s)”	As defined in Article 37 below.

“Proposal Request”	As defined in Article 37 below.

“Authorized Person”	As defined in Article 17 below.

“Three-Year Term”	As defined in Article 60 (c) below.

“Removed Director”	As defined in Article 64 (a) below.

Exhibit A	Designations of the Terms of the Mandatory Convertible Preferred Shares attached to these Articles as Exhibit A and which forms an integral part hereof.

Preferred Shares	As defined in Article 6 below.

The Hebrew version of these Articles shall be the sole binding version, provided however, that with respect to Exhibit A, the English version shall be the sole and binding version.

Writing shall be deemed to include printing and lithography and any other means of setting down words in a visible form. Words which are in the singular form shall be deemed to include the plural form, and vice versa. Words which are in the masculine gender shall be deemed to include the feminine gender, and vice versa. Words which apply to individual persons shall be deemed to include incorporated entities, unless specified otherwise.

With the exception of that set forth above, the words and expressions in these Articles shall have the same meaning as that given to them in the Companies Law, unless they conflict with the content or the subject of that set forth in writing.

Objectives and Purpose of the Company

2.	The purpose of the Company is to engage in any lawful endeavor.

3.	The Company’s center of management shall be in Israel, unless the Board of Directors shall otherwise resolve, with a majority of three quarters of the participating votes.

4.	The Company is entitled to contribute a reasonable amount to a worthy cause, even if the contribution does not fall within the framework of its business objectives.

Limitation of Liability

5.	The liability of the shareholders is limited to the payment of the par value of their shares.

B. CAPITAL OF THE COMPANY

Capital Structure

6.	The registered share capital of the Company is NIS 249,434,338 consisting of 2,494,343,376 shares of NIS 0.1 par value each, divided as follows:

2,494,343,3162,489,343,316    Ordinary Shares, nominal (par) value NIS 0.1 per share (“Ordinary Shares”).

5,000,000                 Mandatory Convertible Preferred Shares, nominal (par) value NIS 0.1 per share (“Preferred Shares”).

60                              Deferred Shares, nominal (par) value NIS 0.1 per share (“Deferred Shares”).

7.	(a)	The Ordinary Shares shall confer upon the holders thereof equal rights with regard to the receipt of dividends, the receipt of bonus shares and the distribution of Company property during liquidation.

(b)

In addition, the Ordinary Shares shall confer upon the holders thereof equal rights with regard to voting and the right to appoint directors, including pursuant to the provisions of Articles 49 and 60 below.

8.	The Deferred Shares shall not confer upon the holders thereof any rights, except for the right to be reimbursed in the amount of the par value thereof upon liquidation.

8A.	(a)

The Preferred Shares shall confer upon the holders thereof equal rights with regard to the receipt of dividends and the distribution of Company property during liquidation and such other rights, preferences and terms, all as set forth in, and subject to the provisions of, Exhibit A.

(b)

The Preferred Shares shall rank senior to any other class of shares of the Company with respect to dividend rights and distribution rights upon the liquidation, winding up or dissolution of the Company, unless expressly provided otherwise in the terms of any other class of shares of the Company issued following the issuance of the Preferred Shares.

(c)	The Preferred Shares shall not confer upon the holders thereof any voting rights whatsoever nor the right to appoint directors nor any other right with respect to Annual Meetings and Special Meetings.

(d)	Outstanding Preferred Shares are convertible into, and shall be converted into, Ordinary Shares as provided for in Exhibit A.

(e)

Upon the earlier of (x) the conversion into Ordinary Shares of the last of the issued Preferred Shares, by any means whatsoever, however arising, and (y) December 31, 2016, if no Preferred Shares have been issued prior to such date, all registered but unissued Preferred Shares shall automatically be converted into Ordinary Shares on a one-for-one-basis, and these Articles shall be amended accordingly without any further act or approval.

9.

Should the share capital, at any time whatsoever, be divided into different types of shares, it shall be permissible to change the rights of any such type (unless otherwise set forth in the terms of issue of the shares of that type) after having obtained the consent, in writing, of all of the shareholders of the shares that have been issued of that type, or following the adoption of a resolution, by a majority of three-quarters of the participating votes, at a meeting of the shareholders of that type. The provisions of these Articles with regard to General Meetings shall also apply, mutatis mutandis and subject to Exhibit A, with regard to such a meeting.

10.

The Company is entitled, subject to the provisions of the Companies Law and these Articles, to issue redeemable preferred shares or redeemable securities, pursuant to the terms and in the manner which shall be set forth by the Company at a General Meeting, and to redeem said shares or securities. The Company shall be entitled to decide upon the establishment of a fund or funds for the purpose of redemption of redeemable preferred shares or of other redeemable securities, in whole or in part, and to decide upon the amounts which shall be allocated to said fund or funds and the sources from which said amounts shall be allocated.

11.

The shares shall be under the supervision of the Board of Directors, which shall be entitled, subject to the provisions of the Companies Law and these Articles, to issue them, to grant option rights for the purchase thereof, or to confer them in any manner to such persons, subject to such reservations and at such times as the Board of Directors shall see fit—provided, however, that no share whatsoever shall be issued at less than its par value, other than pursuant to the provisions of the Companies Law.

12.

The Company is entitled, at any time, to pay a commission to any person who shall underwrite, or shall agree to underwrite (whether absolutely or conditionally), shares or bonds of the Company, or who shall obtain the commitment of an underwriter, or shall agree to obtain the commitment of an underwriter (whether absolutely or conditionally), with regard to shares or bonds of the Company.

However, should the commission with regard to the shares be paid, or be payable, out of capital, the legal conditions and requirements concerning such payment shall be preserved and upheld. The commission may be paid in cash, in shares or in bonds of the Company, or by way of any two or of all three of said means.

13.

Unless otherwise stipulated in these Articles, the Company shall be entitled to consider the registered holder of any share to be the absolute holder of said share, and accordingly, shall not be obligated to recognize any claim in equity or any claim on any other basis which may be filed by any other person with regard to such a share or with regard to any benefit related to such a share, unless it shall have been instructed to do so by a competent court of law or shall be required to do so by virtue of the provisions of the Companies Law or by virtue of the provisions of any other law.

Share Certificates

14.

The share certificates shall be issued by the Company and shall bear the properly affixed signature of two Directors, or of any two of the following: A Director, the CEO, the Chief Financial Officer, the Treasurer or the Company Secretary. Each shareholder shall be entitled to receive, free of charge, one certificate with respect to the shares which are registered in his or her name, or, with the approval of the Board of Directors (against payment of a price which shall be determined by the Board of Directors from time to time), a number of certificates, each of which shall be issued with respect to one or more of the shares which are held by him or her. The Company shall issue the certificates with respect to fully paid-up shares within one month of the date of the issue thereof, or within one month of the date of receipt of the total consideration with respect thereto, or within one month of the date on which the Company shall have been provided, pursuant to the provisions of the Companies Law and of these Articles, with the certificate of transfer of the fully paid-up shares with respect to which the share certificate is requested. Each share certificate shall designate the numbers of the shares with respect to which it was issued.

15.

Should any share certificate become mutilated or defaced, then, following the submission of said certificate to the Secretary of the Company, the Board of Directors or the Secretary of the Company shall be entitled to instruct that said certificate shall be canceled and a new certificate shall be issued in its stead. Should a share certificate become lost or destroyed, then, following the submission of evidence to the satisfaction of the Board of Directors or the Secretary of the Company, and following the submission of such guarantee of indemnification and compensation for damages as the Board of Directors or the Secretary of the Company shall see fit to require, another certificate shall be delivered in its stead to the person who is entitled to the certificate which became lost or destroyed, against such payment as shall be determined by the Board of Directors or the Secretary of the Company from time to time.

16.	A share certificate which is registered in the names of two or more persons shall be delivered to that person whose name is listed first in the Register or in an Additional Register.

Transfer and Endorsement of Shares

17.

The Company shall maintain Registers according to the Companies Law, and in addition, it is entitled to maintain additional registers of shareholders outside Israel (hereinafter: “Additional Register”).

18.

No transfer of any share shall be registered unless a certificate of transfer shall have been submitted to the Company, in the usual form or in a form which shall be set forth by the Board of Directors or the Secretary of the Company from time to time. Shares of more than one type shall not be included in the same certificate of transfer. A certificate of transfer of any share shall be signed by the transferor and the transferee, or by persons on their behalf. The Board of Directors or the Secretary of the Company, at their sole discretion, is entitled to decide that, in cases of transfer of fully paid-up shares, the certificate of transfer shall be signed by or on behalf of the transferor alone. In addition, the Board of Directors or the Secretary of the Company, at their sole discretion, are entitled to decide that there shall be no need for the signature of a witness in order to validate the signatures which appear on the certificate of transfer.

The transferor shall be deemed to be the holder of a transferred share until the name of the transferee shall have been registered in the Register with regard to said share. With regard to shares which are registered in an Additional Register, a certificate of transfer may be drawn up in the form, and may be signed in the manner, which shall be permitted or customary, according to the Companies Law or prevailing procedure, in the country in which the Additional Register is maintained.

19.

Each certificate of transfer shall be handed in for registration at the Registered Office, or the office where an Additional Register of the Company is maintained (whichever is relevant), or in any other place, as the Board of Directors or the Secretary of the Company shall set forth from time to time. The share certificates with respect to the transferred shares, and any other evidence which the Board of Directors or the Secretary of the Company shall require, in order to prove the transferor’s right of ownership or his or her right to transfer the shares, shall be attached to said certificate of transfer.

20.

The Board of Directors is entitled to refuse to register or to confirm the transfer of shares, until the shares whose transfer is desired or any thereof shall have been fully paid up. The fact of whether or not the refusal applies to a transferee who is the holder of a share in the Company shall have no relevance.

21.

The executors of the will or of the estate of an individual shareholder who has died—or, in cases where there are no executors of a will or of the estate, the persons who have been declared by a competent court of law to hold a right of benefit, in the capacity of the heirs of said individual shareholder who has died—shall be the only persons who shall be recognized by the Company as the holders of a right in any share which is registered in the name of the deceased individual. Should a share be registered in the names of two or more shareholders, the Company shall recognize only the surviving partner or the surviving partners, or the executors of the will or of the estate of the last partner to have died, as the holders of a right in said share, and, should there be no executor of a will or of the estate (of the last deceased partner), the Company shall recognize, as the holders of a right in said share, only the persons who have been declared by a competent court of law to hold a right of benefit, in the capacity of the heirs of the last deceased partner.

22.

Any person or entity that has become entitled to a share as the result of the death or bankruptcy of a shareholder shall be entitled—after having provided such evidence as the Board of Directors or the Secretary of the Company shall require of that person or entity from time to time—to be registered as a shareholder with respect to said share, or, instead of being personally registered as a shareholder, to perform any transfer which the deceased or bankrupt shareholder could have performed. However, in any such case, the Board of Directors shall be entitled to refuse or to delay registration, as it would have been entitled to do in the case of transfer of the share by the deceased shareholder prior to his or her death, or by the bankrupt shareholder prior to the occurrence of the bankruptcy.

23.

Any person or entity that has become entitled to a share as the result of the death or bankruptcy of a shareholder shall also be entitled to the same dividends and other rights to which said person or entity would have been entitled, had said person or entity been the registered holder of said share. However, prior to being registered as a shareholder, said person or entity shall not be entitled, with respect to said share, to benefit from any right which is granted to shareholders with regard to General Meetings of shareholders in the Company.

Bearer Share Warrants

24.	The provisions of the sections that appear in this chapter, hereinafter, shall apply solely and exclusively with regard to bearer share warrants which were issued prior to the year 2001.

25.

A bearer share warrant shall entitle the holder thereof to the shares which are registered therein. These shares shall be transferable by way of delivery of the actual share warrant. The provisions of these Articles with regard to the transfer and endorsement of shares shall not apply to shares which are included in these share warrants. The holder of a bearer share warrant who shall return the share warrant to the Company for the purpose of its cancellation, and who shall pay the amount which shall be determined by the Board of Directors for this purpose from time to time, shall be entitled to have his or her name registered in the Register as the holder of the shares which had been included in the share warrant which was returned, in accordance with that which has been set forth above.

26.

The holder of a bearer share warrant is entitled to deposit the share warrant in the Registered Office during its business hours, and, as of two business days from the date of deposit and thereafter, as long as said share warrant remains deposited as stated above, the depositor shall be entitled to receive notices from the Company, in the manner in which such notices are given to the holders of registered shares, to sign a demand for the convocation of a General Meeting of the Company, to participate in any General Meeting of the Company, to vote therein, and to exercise the remaining rights which are granted to any shareholder at any General Meeting which is convened, as if his or her name were registered in the Register as the owner of the shares which are included in the deposited share warrant, provided that the shares are of a type which confers such rights upon the registered holder thereof. Only one person shall be recognized as the depositor of any specific share warrant.

27.

With the exception of those cases which have been explicitly set forth within the framework of these Articles, no person, by virtue of his or her being the holder of a bearer share warrant, shall be entitled to sign a demand for a convocation of a General Meeting of the Company, and no such person shall be able to appear at a General Meeting or to vote therein, or to make use of any other rights pertaining to a shareholder at a General Meeting of the Company. However, the holder of a bearer share warrant shall be entitled, in all other aspects, to all of the rights as if his or her name were registered in the Register as the owner of the shares which are recorded in the share warrant.

28.

The Board of Directors shall be entitled, should it see fit to do so, to establish, from time to time, rules and conditions pursuant to which the holder of a bearer share warrant which became mutilated, lost or defaced shall be registered in the Register as the owner of the shares which had been included in the share warrant which became mutilated, lost or defaced.

Increase and Issue of the Registered Capital

29.	(a)

The Company shall be entitled, from time to time, pursuant to a resolution to be passed by the General Meeting of shareholders, subject however to the provisions of these Articles, to increase the share capital of the Company, by means of such type and in such amount, which shall be divided into shares of such par value, as shall be determined in the resolution as stated above.

(b)

Without derogating from any special rights or privileges which are granted to any existing shares in the share capital of the Company, the new shares shall be issued pursuant to such terms, subject to such reservations, and in accordance with such advantages and rights as shall apply to those shares, all subject to the provisions of these Articles and as set forth in the resolution concerning the issue thereof. Subject to the provisions of these Articles, the Company shall be entitled to issue shares with preferred rights, deferred rights or limiting rights with regard to dividends, the return of capital, or participation in surplus assets or otherwise with special rights or without special rights, including with or without voting rights.

30.	The Company shall not be obligated to offer any new shares whatsoever to the holders of existing shares of any type and kind.

31.

Unless otherwise set forth in the terms of issue of the shares, or in the provisions of these Articles, any capital which shall be obtained by means of the creation of new shares shall be deemed to constitute part of the original share capital, and shall be subject to the provisions of these Articles in all matters concerning calls for payment and installments in connection therewith, transfer, endorsement, forfeiture, encumbrance and the like.

Change in the Registered Capital

32.	The Company shall be entitled, from time to time, pursuant to a resolution to be passed by the General Meeting of shareholders:

(a)	To consolidate its share capital or any part thereof, and to divide it into shares of par value per share which is higher than that of its existing shares; or

(b)

To subdivide its existing shares, in whole or in part, into shares of par value per share which is lower than that of its existing shares, subject to that set forth in the provisions of the Companies Law; or

(c)

To cancel shares with respect to which, as at the date of said resolution, no obligation including a contingent obligation on the part of the Company to issue such shares exists, and to reduce the share capital by the amount of the shares canceled as set forth above; or

(d)	To reduce the share capital of the Company and any capital fund, by any means which it shall see fit, subject to all of the conditions and approvals which shall be required by any law.

C. GENERAL MEETINGS

33.

The Company shall hold two types of General Meetings of its shareholders: “Annual Meetings” and “Special Meetings”: An Annual Meeting shall be convened once a year, on a date which shall be set by the Chair of the Board of Directors or by the Secretary of the Company, but no later than 15 months after the last Annual Meeting, and in a place which shall be determined by the Chair of the Board of Directors or by the Secretary of the Company. All of the other General Meetings of the Company shall be referred to as “Special Meetings”. All of the General Meetings of the Company shall be convened in Israel, unless the Company’s center of management shall have been transferred to another country in accordance with the provisions of these Articles.

34.

Whenever the Board of Directors shall see fit, it shall be entitled to convene a Special Meeting according to its resolution. In addition, the Board of Directors shall convene such a meeting upon the demand of two Directors or one-quarter of the Directors serving in office, and upon the demand of one or more shareholders holding not less than five percent of the issued capital and one percent of the voting rights in the Company, or one or more shareholders holding at least five percent of the voting rights in the Company, provided however, that a demand by a shareholder as aforesaid shall comply with all of the requirements of a “Proposal Request” set forth in Article 37(b) (with the demanding shareholder being considered a “Proposing Shareholder” for this purpose); and, should the Board of Directors fail to do so, the demanding director(s) or shareholder(s) shall be entitled to convene the meeting himself/themselves, pursuant to the provisions of the Companies Law.

35.	The Company shall not be required to deliver personal notices (‘Hodaa’) of a General Meeting or of any adjournment thereof to any shareholder.

36.

Without derogating from the provisions of Article 35 above, the Company will publish its decision to convene a General Meeting in any manner reasonably determined by the Company, including, without limitation, by publishing a notice in one or more daily newspapers in Israel or in one or more international wire services and any such publication shall be deemed to have been duly given and delivered on the date of such publication.

Deliberations at General Meetings

37.	(a)

The function of the Annual Meeting shall be in accordance with that set forth in the Companies Law, and also to receive the Statement of Profit and Loss, the Balance Sheet, the usual reports of the Board of Directors and the Accountant, and to deliberate upon said reports, to appoint Directors pursuant to the provisions of these Articles, to appoint the Accountant, to set the salary of the Directors, and to deal with any other matter which should be dealt with at an Annual Meeting pursuant to these Articles. Any other matter which is discussed at an Annual Meeting, and any matter which is discussed at a Special Meeting, shall be deemed a special matter.

(b)

A shareholder (including two or more shareholders that are acting in concert, “Proposing Shareholder(s)”) holding at least one percent of the voting rights in the Company may request, subject to the Companies Law, that the Board of Directors include a proposal on the agenda of a General Meeting to be held in the future, provided that the Proposing Shareholder gives timely notice of such request in writing (a “Proposal Request”) to the Secretary of the Company and the Proposal Request complies with all the requirements of these Articles, including this Article 37(b) and any applicable law and stock exchange rules, in Israel or abroad. To be considered timely, a Proposal Request, in respect of any General Meeting, must be delivered, either in person or by certified mail, postage prepaid, and received at the Registered Office no later than 14 days after the date of first publication by the Company of its annual consolidated financial statements, preceding the Annual Meeting at which the shareholders are to receive the consolidated financial statements for such year.

The Proposal Request shall set forth (i) the name, business address, telephone number and fax number or email address of the Proposing Shareholder (or each Proposing Shareholder, as the case may be) and, if an entity, the name(s) of the person(s) that controls or manages such entity, (ii) the number of Ordinary Shares held by the Proposing Shareholder, directly or indirectly, and, if any of such Ordinary Shares are held indirectly, an explanation of how they are held and by whom, and, if such Proposing Shareholder is not the holder of record of any such Ordinary Shares, a written statement from the holder of record or authorized bank, broker, depository or other nominee, as the case may be, indicating the number of Ordinary Shares the Proposing Shareholder is entitled to vote as of a date that is no more than ten (10) days prior to the date of receipt by the Company of the Proposal Request, (iii) any agreements, arrangements, understandings or relationships between the Proposing Shareholder and any other person with respect to any securities of the Company or the subject matter of the Proposal Request, (iv) the Proposing Shareholder’s purpose in making the Proposal Request, (v) the complete text of the resolution that the Proposing Shareholder proposes to be voted upon at the General Meeting and, if the Proposing Shareholder wishes to have a statement in support of the Proposing Shareholder’s proposal included in the Company’s proxy statement, if provided or published, a copy of such statement, which shall not exceed 500 words, (vi) a statement signed by the Proposing Shareholder of whether the Proposing Shareholder has a personal interest in the proposal and, if so, a description in reasonable detail of such personal interest, (vii) if the proposal is to nominate a candidate for election to the Board of Directors at an Annual Meeting, the Proposal Request shall also include (A) a declaration signed by the nominee and any other information required under the Companies Law, (B) to the extent not otherwise provided in the Proposal Request, information in respect of the nominee as would be provided in response to the applicable disclosure requirements in Israel or abroad, including those of Item 6A (directors and senior management), Item 6E (share ownership) and Item 7B (related party transactions) of Form 20-F of the U.S. Securities and Exchange Commission, to the extent applicable, (C) a representation made by the nominee of whether the nominee meets the objective criteria for an independent director and/or external director of the Company under the Companies Law and/or under any applicable law, regulation or stock exchange rules, in Israel or abroad, and if not, then an explanation of why not, (D) details of all relationships and understandings between the Proposing Shareholder and the nominee, and (E) a statement signed by the nominee that he or she consents to be named in the Company’s notices and proxy materials relating to the General Meeting, if provided or published, and, if elected, to serve on the Board of Directors, and (viii) any other information required at the time of submission of the Proposal Request by applicable law, regulations or stock exchange rules, in Israel or abroad. In addition, the Proposing Shareholder shall promptly provide any other information reasonably requested by the Company. The Company shall be entitled to publish any information provided by a Proposing Shareholder pursuant to this Article 37 (b), and the Proposing Shareholder shall be responsible for the accuracy thereof. The parenthetical regulation headings contained in this Article 37 (b) are for convenience only and shall not be deemed a part hereof or used to limit the scope of disclosure required by this Article 37 (b). References in this Article 37 (b) to particular laws, regulations or rules shall be deemed to apply to such amended, successor or other similar laws, regulations or rules as shall apply to the Company and be in effect from time to time.

38.

Two shareholders who are present at a General Meeting, in person or by proxy or represented by their Authorized Persons, and who jointly hold twenty-five percent or more of the paid-up share capital of the Company, shall constitute a legal quorum. No matter shall be discussed at any General Meeting unless a legal quorum is present at said meeting at the time of commencement of the deliberations.

39.

Should no legal quorum be present half an hour after the time set for the General Meeting whether said meeting is an Annual Meeting or a Special Meeting the meeting shall be adjourned to one week from that day, at the same time and at the same place, or at another date, time and place as shall be set forth by the Board of Directors in a notice to all of those persons who are entitled to receive notice of General Meetings. Should no legal quorum be present at the adjourned meeting as well, half an hour after the time set for said meeting, any two shareholders present, in person or by proxy, who jointly hold twenty percent or more of the paid-up share capital of the Company shall constitute a legal quorum and shall be entitled to deliberate all of the matters for the purpose of which the meeting was convened.

40.

The Chair of the Board of Directors, or, in his or her absence, the Vice-Chair of the Board of Directors, or, in his or her absence, any other person who has been appointed for that purpose by the Board of Directors, shall serve as Chair at any General Meeting. Should there be no Chair as stated above, or should he or she not have arrived at the meeting thirty minutes after the time set for said meeting, or should he or she not desire to serve as Chair of the meeting, the shareholders present shall elect another person from among themselves, and that person shall be the Chair.

41.

The Chair shall be entitled, with the consent of a General Meeting which is attended by a legal quorum, to adjourn the meeting from time to time and from place to place. However, in the course of the adjourned meeting as stated above, there shall be no deliberation on matters other than those which could have been discussed at the meeting in the course of which it was decided to adjourn. No shareholder shall be entitled to receive any notice with regard to the adjournment or with regard to the matters which are on the agenda of the adjourned meeting.

42.

At any General Meeting, resolutions shall be voted upon and adopted by a show of hands, unless a vote by ballot is demanded whether before or after the announcement of the results of the voting by a show of hands by the Chair (if he or she is eligible to vote) or by at least two shareholders who are present, or by one or more shareholders who are present, in person or by proxy, and who hold at least five percent of the paid-up share capital of the Company. Unless a vote by ballot has been demanded as stated above, the announcement by the Chair that the resolution has been adopted, or has been adopted unanimously or by a certain majority, or has been rejected, or has not been adopted by a certain majority, and a comment registered to that effect in the minutes kept by the Company, shall constitute prima facie evidence thereof, and there shall be no need to prove the number of votes or the relative quota of votes in favor or against said resolution.

43.

Without derogating from that set forth above, resolutions of the General Meeting, on any subject whatsoever, may also be adopted by way of a vote in writing, which shall be expressed in the following form or in any other form which shall be approved by the Board of Directors or which shall be set forth pursuant to the Companies Law:

“TEVA PHARMACEUTICAL INDUSTRIES LIMITED

I, the undersigned,              of             , in my capacity as a shareholder of Teva Pharmaceutical Industries Limited, do hereby vote in writing, with          ordinary shares which are registered in my name, at the General Meeting of shareholders in the Company which shall take place on the      day of the month of          in the year          and at any adjourned meeting, with regard to the proposed resolutions which are set forth below, as follows:

Signed this day, the      day of the month of          in the year             .”

44.

Should a vote by ballot have been duly demanded, the voting shall be held at such a time and in such a place as the Chair shall instruct, and it shall be permissible to hold the voting immediately, or after recess or an adjournment. The results of the vote by ballot shall be deemed as a resolution of the General Meeting with regard to which the vote by ballot was demanded.

45.

The demand for a vote by ballot shall not impede the continuation of the Meeting for the purpose of deliberation of any matter which is on the agenda, with the exception of the matter with regard to which the vote by ballot was demanded.

46.

A vote by ballot for the purpose of electing the Chair of the Meeting shall be neither demanded nor conducted. A vote by ballot with regard to the adjournment of the meeting, if demanded, shall be conducted immediately. A vote by ballot which has been demanded with regard to any other matter shall be held at such a time as the Chair of the Meeting shall instruct.

47.	Should the votes in favor and against be tied, whether the voting is by a show of hands or by ballot, the Chair of the Meeting shall be entitled to an additional casting vote.

48.

Any resolution of the Company which is adopted at a General Meeting shall be deemed a resolution duly adopted if it has been adopted by simple majority of the participating votes, as long as there is a legal quorum at said meeting, unless another majority is required pursuant to the Companies Law or to these Articles.

Votes by the Shareholders

49.

Subject to, and without derogating from, the existing rights or limitations with regard to any specific type of shares which constitute part of the Company’s capital, each shareholder irrespective of whether the voting is by a show of hands or by ballot shall be entitled to one vote with respect to each share held by him or her.

50.

In the case of joint holders of a share, either of the registered shareholders who is present, in person or by proxy, at a General Meeting is entitled to vote at that Meeting as if he or she were the sole holder of the shares jointly registered as stated above. However, should two or more joint shareholders be present, themselves or by proxy, at any General Meeting, the vote of the partner whose name is listed first in the Register shall be the sole allowable vote, and that partner alone shall be entitled to vote, whether in person or by proxy, with respect to the share jointly registered as stated above.

51.

The shareholders who are eligible to vote may do so in person or by proxy or by way of a vote in writing, and if the shareholder is a corporation through an empowered person who shall have been duly appointed for the purpose (hereinafter: “Authorized Person”). The document of appointment of a proxy shall be drawn up in writing and signed by the appointing person or by that person’s agent who shall have been duly appointed in writing for that purpose. If the shareholder is a corporation, the authorization of an Authorized Person shall be drawn up in writing and signed pursuant to the charter documents of the appointing corporation.

52.	One person may be appointed as proxy for several shareholders.

53.	A proxy or an Authorized Person may also be a person who is not a shareholder in the Company.

54.

A document of appointment of a proxy, a power of attorney, a vote in writing, a certificate of ownership or any other document pursuant to which a document of appointment, a vote in writing, or a certificate of ownership is signed, or a copy of any such document, shall be deposited at the Registered Office no less than four (4) days before the date and time set for the convocation of the Meeting at which the person whose name is set forth in the document of appointment shall seek to vote.

Should this not be done, the document as set forth above shall not be valid unless otherwise decided by the Chair of the Meeting.

55.

Should a proxy or an Authorized Person vote in accordance with the terms of his or her document of appointment, his or her vote shall be valid, even if, prior to the voting, the person who appointed the proxy or the Authorized Person dies or becomes insane, or the appointment is canceled, or the share by virtue of which the proxy or the Authorized Person voted is transferred to another person, unless notice in writing with regard to the death, insanity, cancellation or transfer as set forth above, shall have been given, prior to the voting to the Secretary of the Company or to the Chair of the Meeting at which the voting took place.

56.

A shareholder who is incompetent, or with regard to whom a court of law which is competent to do so has issued a guardianship order, shall be entitled to vote, whether by a show of hands or by ballot, through his or her guardian or through another person, fulfilling the role of such a guardian, who has been appointed for this purpose by a court of law as stated above, and any such guardian or other person as stated above shall be entitled to vote whether personally or by proxy.

57.

The document of appointment of a proxy or an Authorized Person shall be drawn up in the following form or in any other form which shall be approved by the Board of Directors or the Secretary of the Company.

“TEVA PHARMACEUTICAL INDUSTRIES LIMITED

I, the undersigned,                  of                 , in my capacity as a shareholder of Teva Pharmaceutical Industries Limited, do hereby appoint                  of                  as my proxy, to vote in my name and in my stead, at the General Meeting of shareholders in the Company which shall take place on the day of the month of                  in the year and at any adjourned meeting.

Signed this day, the      day of the month of                  in the year                 ,                                                   ”

D. THE BOARD OF DIRECTORS

58.	(a)

The maximum number of Directors of the Company shall be 18 Directors. Such maximum number includes the two external Directors required to be appointed as of the date of the adoption of this Article pursuant to the Companies Law and the CEO if appointed as a Director in accordance with Article 60 (a). The Board of Directors is entitled, at any time and from time to time, to change the maximum number of Directors as stated above, subject to a majority of three-quarters of the persons voting, as long as the number of the Directors who are voting in favor of said resolution is no fewer than nine, by changing the number of Directors as set forth in Article 60 (b) below to any number that is not less than 15 and whose division by 3 is an integer. Should the Board of Directors have changed the number of Directors as set forth above, the number of members of each of the groups set forth in Articles 60 (c) and 60 (d) below shall be changed accordingly.

(b)	The minimum number of Directors on the Board of Directors shall be 3 (three).

(c)

The appointment of additional external Directors, if appointed, beyond the two that are required to be appointed as of the date of adoption of this Article pursuant to the Companies Law, shall be on account of the number of Directors elected pursuant to Article 60 (b) below; however, such additional external directors shall not be designated into any one of the groups detailed therein.

59.	(a)	A Director shall not be required to hold any shares whatsoever in the Company.

(b)	A corporation is not qualified to serve as a Director of the Company.

(c)

The majority of the members of the Board of Directors shall be residents of Israel, unless the Company’s center of management shall have been transferred to another country in accordance with the provisions of these Articles.

Appointment and Retirement from Office

60.	(a)	The Board of Directors shall be entitled, at any time and from time to time, to appoint the CEO as a member of the Board of Directors.

Should the Board of Directors not determine the term of office of the CEO as a Board Member, such CEO shall serve as a member of the Board until the next annual meeting and may be re-appointed.

(b)

The Annual Meeting shall be entitled to elect, in the manner and for the periods of time which are set forth below in this Article, 15 Directors, who shall be divided into three groups. Each of the groups shall be as nearly equal in number as possible. The provisions of this Article set forth below shall not apply to the CEO, who serves as a member of the Board of Directors by virtue of the provisions of subsection (a) above, in the event that he so serves, nor to the two external Directors who are required to be appointed as of the adoption of this Article pursuant to the provisions of the Companies Law.

(c)

At the Annual Meeting, which shall take place in 2002, at which the Directors shall be elected pursuant to the provisions of this Article, in its present wording, the Directors shall be elected and/or shall continue to serve, as relevant, for various periods of time, as follows:

1.

The members of the first group of 5 Directors shall be elected to serve in office on a continuous basis, until the third Annual Meeting which shall be held following the date of their election (hereinafter: “Three-Year Term”).

2.

The members of the second group of 5 Directors who have been elected at the Annual Meeting, which took place in 2001, and whose service is due to conclude at the third Annual Meeting, following the date of their election.

3.	The members of the third group of 5 Directors shall be elected to serve in office on a continuous basis until the first Annual Meeting which shall be held following the date of their election.

(d)

At each Annual Meeting following the Annual Meeting that will take place in 2002, the General Meeting shall be entitled to elect up to 5 Directors, who shall be elected for a Three-Year Term to replace the Directors whose term in office has expired as of that Annual Meeting, and so on ad infinitum, so that the Directors who shall be elected as stated above shall serve for Three-Year Terms, and so that, each year, the term in office of one of the groups of Directors shall expire.

(e)

The nomination of candidates for election as Directors may be made by the Board of Directors (in accordance with the recommendations of the Nominating Committee appointed by the Board of Directors). A shareholder interested in proposing the nomination of certain candidate(s) for consideration by the Nominating Committee as aforementioned shall submit his or her proposal in writing to the Registered Office no later than 14 days after the date of first publication by the Company of its annual consolidated financial statements preceding the Annual Meeting at which the shareholders are to receive the consolidated financial statements for such year. Any proposal by a shareholder as set forth above shall include all of the information required by Article 37 (b).

(f)

Should the number of members of any group of such three groups become less than the maximum number of members (as this number shall have been changed by the Board of Directors pursuant to Article 58 (a) above—should it have been so changed), the Board of Directors shall be entitled, at any time and from time to time, to appoint, within the framework of the maximum number as stated, Directors who shall serve until the expiry of the term of office of the members of the group in question.

61.

The Directors who are serving in office shall be entitled to act even if a vacancy occurs on the Board of Directors. However, should the number of Directors, at the time in question, become less than the minimum set forth in these Articles, the remaining Directors or the remaining Director shall be entitled to act for the purpose of filling the vacancies which shall have occurred on the Board of Directors or of convening a General Meeting, but not for any other purpose.

62.

Any Director who shall have retired from his or her office shall be qualified to be re-appointed—unless a limitation affecting his or her appointment as a Director shall exist pursuant to the provisions of the Companies Law.

63.	(a)	The office of a Director shall fall vacant, prior to the expiry of his or her term in office, only:

(1)	If he or she has died;

(2)	If he or she has been declared bankrupt or has ceased to make payments or has come to a compromise arrangement with his or her creditors;

(3)	If he or she has been declared incompetent or has become mentally ill;

(4)	If he or she has resigned his or her office by way of notice in writing to the Company;

(5)	If he or she has been removed from office pursuant to Article 64 below;

(6)	If he or she has been convicted of an offense which, pursuant to the provisions of the Companies Law, requires the expiry of his or her term in office;

(7)	In accordance with a decision by a court of law, pursuant to the provisions of the Companies Law; or

(8)	For any other reason mandated by applicable law.

(b)

The Board of Directors shall be entitled to appoint, as a replacement for a Director whose office has fallen vacant pursuant to subsections (1) to (4), (6) to (8) of subsection (a) above, another Director, who shall serve in office until the date on which the term in office of his or her predecessor would have expired, had said office not fallen vacant as stated.

(c)

Any person or persons who are competent to appoint and/or to elect a Director pursuant to the provisions of these Articles shall be entitled to determine that the said appointment/election shall enter into force at some future date.

64.	(a)

Should any Director violate a duty of care or a duty of loyalty to the Company, the General Meeting shall be entitled to remove that Director from office prior to the expiry of his or her term in office (hereinafter: the “Removed Director”), provided that the Removed Director shall be given a reasonable opportunity to state his or her case before the General Meeting.

(b)

Should a Director have been removed from office as set forth in subsection (a) above, the General Meeting shall be entitled, in the same session, to elect another Director in his or her stead. Should it fail to do so, the Board of Directors shall be entitled to do so, pursuant to the provisions of Article 60 (f) above.

(c)

Any Director who shall have been appointed by way of a resolution as stated in subsection (b) above, shall serve in office for the period remaining of the term in office of the Removed Director and shall be qualified to be re- appointed.

Remuneration of Directors

65.	(a)

The remuneration of the Directors shall be set in an amount which shall be determined by the General Meeting from time to time, and this remuneration shall be distributed among the Directors pursuant to the instructions of the General Meeting, or, in the absence of said instructions, in equal shares. The Directors shall be entitled to be reimbursed, for board and lodging at a reasonable rate, and for other expenses which they shall expend for the purpose or in the course of performance of their duties as Directors, including travel expenses to and from sessions of the Board of Directors.

(b)

Should any of the Directors, pursuant to a resolution of the Board of Directors, perform special duties or services over and above his or her regular duties as a Director, the Board of Directors shall be entitled to pay said Director a remuneration, and said remuneration shall be paid to said Director in the form of a salary, a fee, or in any other manner which shall be agreed to by the Board of Directors.

(c)

A Director shall be entitled to perform another duty or to hold another office in the Company (except for the office of Accountant, Internal Auditor or attorney for the Company) on a salaried basis, in addition to his or her duties as a Director, pursuant to such terms, with regard to salary and other matters, as shall be determined by the Board of Directors.

Powers and Duties of the Board of Directors

66.

The Board of Directors shall formulate Company policy and shall supervise the performance of the duties and operations of the CEO. Any power of the Company which has not been conferred upon another organ pursuant to the Companies Law or to these Articles may be exercised by the Board of Directors. However, this power of the Board of Directors shall be subject to the provisions of these Articles and the provisions of the Companies Law, provided that no provision which shall be enacted by the Company shall revoke the validity of any action which had previously been taken by the Board of Directors and which would have been legal, had it not been for that set forth in this Article.

Operations of the Board of Directors

67.

The Board of Directors shall meet for the purpose of conducting its business, and shall be entitled to adjourn its sessions from time to time and to establish the procedure of said sessions as it shall see fit.

68.

Any question which shall arise in any of the sessions of the Board of Directors shall be settled by simple majority of all of the Directors who are voting at that session, unless otherwise set forth by another provision of these Articles. Should the votes be tied, the Chair of the Board of Directors shall be entitled to an additional casting vote.

69.

The legal quorum which shall be required for a session of the Board of Directors shall be a majority of the members of the Board of Directors then serving in office, but shall not be fewer than three Directors, unless otherwise determined in these Articles.

70.

At any session of the Board of Directors at which a legal quorum is present, the participants in that session shall be entitled to exercise all of the powers which are vested in the Board of Directors.

71.

The Board of Directors shall be entitled to elect a Chair of the Board of Directors and to determine his or her term in office, provided that the CEO shall not serve as Chair of the Board of Directors other than pursuant to the provisions of the Companies Law, provided that the CEO serves as a Director at the same time and throughout the period he serves as Chairman of the Board. Should the Board of Directors not determine the term in office of the Chair of the Board of Directors, said Chair shall serve until the next Annual Meeting and may be re-elected. Should no Chair of the Board of Directors be elected, or should the Chair not be present at any session within 30 minutes after the time set for said session, the Board of Directors shall select one of its members who shall serve as Chair of the session.

72.

The Chair of the Board of Directors shall be entitled to convene a session of the Board of Directors at any time and pursuant to the provisions of the Companies Law, or according to a request by the CEO.

Should the Chair of the Board of Directors fail to convene a session of the Board of Directors within 21 days of the date on which a demand was presented to him or her by any person entitled to present a demand as stated above (hereinafter: the “Demanding Party”), or within 21 days of the date on which he or she shall have been demanded to do so pursuant to the provisions of the Companies Law, any one of the Demanding Parties shall be entitled to convene a session of the Board of Directors pursuant to the provisions of the Companies Law.

73.

Notice of sessions of the Board of Directors shall be sent by mail, or shall be delivered by hand or by fax or by telephone or by any other medium of communications to all of the Directors, a reasonable time before the applicable session, unless otherwise provided by the Companies Law. Said notice shall include a reasonable level of detail with regard to the subjects on the agenda.

74.

Failure to send notice to any Director with regard to a session of the Board of Directors, due to error, shall not adversely affect the validity of any resolution which shall have been adopted by the session in question.

75.

A majority of the sessions of the Board of Directors convened (as opposed to sessions held by use of means of communication) each year, but not less than four convened sessions as aforesaid each year, shall be convened in Israel, unless the Company’s center of management shall have been transferred to another country in accordance with the provisions of these Articles. Without derogating from that set forth in the opening passage of this Article, the Board of Directors shall be entitled: (i) to hold sessions through the use of any means of communication, provided that all the participating Directors can hear each other simultaneously; and (ii) to adopt resolutions without convening a session, provided that this method of adoption without convening a session for this purpose shall be approved by all of the Directors who are eligible to participate in the deliberations and to vote on the matter addressed by the resolutions and that the resolutions themselves shall be adopted by the applicable majority of Directors required by the Companies Law and these Articles. Should resolutions be adopted without convening a session as stated in subsection (ii) above, the Chair of the Board of Directors shall sign the minutes pertaining to the resolutions, and there shall be no need to append the signatures of the remaining Directors to said minutes.

Committees of the Board of Directors

76.	(a)

The Committees of the Board of Directors shall be composed of one or more Directors. Subject to the provisions of the Companies Law, the Chair of the Board of Directors shall be entitled, from time to time, to join any Committee of the Board of Directors, as a member of said Committee. The Board of Directors shall be entitled, from time to time, to transfer any of its powers to the Committees of the Board of Directors. Notwithstanding, the Board of Directors shall not be entitled to delegate any of its powers to the Committees as stated above, other than for the purpose of recommendation only, with regard to the following topics:

(1)	Determining general Company policy;

(2)	Distribution, other than by way of purchase, of shares of the Company in accordance with the framework previously set forth by the Board of Directors;

(3)	Establishing the position of the Board of Directors in a matter which requires the approval of the General Meeting, or stating an opinion with regard to a special purchase offer;

(4)	The appointment of Directors, if the Board of Directors is entitled to appoint them;

(5)

The issue of shares or of securities which are convertible to shares or which may be realized as shares, or of a series of bonds, other than the issue of shares following the realization or conversion of Company securities;

(6)	Approval of financial statements;

(7)	Approval by the Board of Directors for transactions and operations which require approval by the Board of Directors, pursuant to Sections 255, 268 to 270 and 272 to 275 of the Companies Law.

To preclude all doubt, the Board of Directors is entitled to transfer its power to authorize a transaction which is not an extraordinary transaction which complies with that set forth in Section 270 (1) of the Companies Law, to a Committee of the Board of Directors.

(b)

Notwithstanding the provisions of subsection (a), above, the Board of Directors shall be entitled to delegate any of its powers to the Committees of the Board of Directors, including those matters set forth in subsection (a) above, to the extent permitted by the Companies Law.

(c)

Any Committee which has been composed as stated above shall be obligated, when making use of the powers vested in it, to comply with all of the rules which shall be set forth by the Board of Directors. The office of a member of a Committee shall fall vacant upon the termination of the member’s office as a Director, upon his or her resignation from the Committee or upon his or her removal by the Board of Directors from the Committee for any reason.

77.

The Board of Directors shall be entitled to appoint, for each Committee of the Board of Directors, a permanent Chair from among the members of that Committee. Should the Chair not be present within 30 minutes of the time set for a Committee session, or should there be no Chair of the Committee, those present at the session shall be entitled to elect a member from among themselves who shall serve as Chair of the session.

78.

The provisions of these Articles with regard to the sessions and procedures of the Board of Directors shall also apply, mutatis mutandis, to sessions of any Committee of the Board of Directors, with the exception of the provisions of the closing passage of Article 68 and the opening passage of Article 75, unless otherwise determined in the Companies Law or in these Articles.

Audit Committee

79.	(a)	The Board of Directors shall appoint an Audit Committee, pursuant to the provisions of the Companies Law.

(b)	The External Directors shall be members of the Audit Committee, pursuant to the provisions of the Companies Law.

Signature and Minutes

80.

The Company shall appoint, from time to time, a person whose signature, or persons whose signatures, together with the stamp of the Company or the printed name of the Company, shall bind the Company. This shall apply, whether generally or to a specific matter or specific matters, as shall be determined by the Company.

81.	The minutes of the Company shall include the following details:

(a)	The appointment of any Officers who shall have been appointed by the Board of Directors.

(b)	The names of the Directors who are present at any session of the Board of Directors and at any session of a Committee of the Board of Directors.

(c)

The resolutions of the Board of Directors and the main points of the deliberations of the General Meetings and the sessions of the Board of Directors and of all of the Committees of the Board of Directors.

The minutes of any such session, provided that they shall be seen to have been signed by the Chair of that session or by the Chair of the subsequent session of the same entity, shall be deemed to constitute prima facie evidence of the correctness of all of the matters set forth therein.

82.

All of the operations which are performed in good faith by the Board of Directors or by a Committee of the Board of Directors, or by any person acting as a Director, shall be valid even if it shall subsequently be found that there was a deficiency in the appointment of such an entity or of such a Director, or if any or all thereof shall be deficient, just as if each of said entity or Director had been duly appointed and had been qualified to act, as required by the circumstances of the case at hand.

Director-Emeritus

83.

The Board of Directors shall be entitled, from time to time, to appoint a person who does not hold any position in the Company and who has served as a Director of the Company in the past, by way of an honorary appointment, as an advisor to the Board of Directors on such matters as shall be set forth for that purpose, from time to time, by the Board of Directors (hereinafter: “Director-Emeritus”). A Director- Emeritus shall not be an Officer and shall not have any powers or duties vis-à-vis the Company, the Board of Directors, or the Company’s shareholders, employees or creditors. Without derogating from the generality of that stated above, a Director- Emeritus shall not be obligated to give advice or to express an opinion in any matter whatsoever, even if he or she shall be asked to do so by the Board of Directors; a recommendation by a Director-Emeritus shall have no binding weight vis-à-vis the Board of Directors in any way; and a Director-Emeritus shall be exempt in advance from any liability which he or she might otherwise have incurred, with regard to damage as a result of the breach of the duty of care vis-à- vis the Company, the Board of Directors, or the Company’s shareholders, employees or creditors.

E. CEO

84.	(a)

The Board of Directors shall appoint, from time to time, a person who shall serve as the CEO of the Company, for such a duration and pursuant to such terms, including terms with regard to remuneration and/ or benefits, as the Board of Directors shall see fit.

(b)	The Board of Directors is entitled to terminate the term in office of the CEO, at any time and for any reason whatsoever.

(c)

The CEO shall be a resident of Israel throughout the entire duration of his or her term in office, unless the Company’s center of management shall have been transferred to another country in accordance with the provisions of these Articles.

(d)

The CEO shall be responsible for the day to day management of the affairs of the Company, within the framework of the policy that has been set forth by the Board of Directors, subject to its guidelines, and all in accordance with the provisions of the Companies Law.

85.

The Board of Directors shall be entitled, from time to time, as it shall see fit, to delegate to the CEO any of the powers which have been vested in the Board of Directors, with the exception of those which have been exclusively conferred upon the Board of Directors and may not be delegated pursuant to the provisions of the Companies Law. Moreover, the Board of Directors shall be entitled, from time to time, to restrict the delegation of powers, both with regard to the duration thereof and with regard to the purposes for which they shall be used, and to limit them to specific areas and to make them contingent upon specific conditions, all as the Board of Directors shall see fit. At the time of delegation of powers, as stated above, to the CEO, the Board of Directors shall be entitled to determine that said delegation shall be parallel to, or shall supplant, the respective operation of the Board of Directors. The Board of Directors shall be entitled, from time to time, to rescind or to modify the delegation of any power which shall have been delegated pursuant to this Article.

F. DIVIDEND, RESERVE FUND AND CAPITALIZATION

Dividend

86.

The Company shall be entitled to distribute a dividend pursuant to the provisions of the Companies Law, and no dividend shall bear interest; each dividend shall be determined and settled in consideration of the rights of the shareholders, if any, whose shares shall bear special rights with regard to dividends. Unless the rights are attached to any shares or unless otherwise stated in the terms of issue thereof, shares which have been paid up, in whole or in part, shall entitle the holders thereof to a dividend in a manner proportional to the amount which has been paid up, or credited as having been paid up, on the par value of said shares and to the date of payment thereof (pro rata temporis).

87.

The Board of Directors shall be entitled to declare, and cause the Company to pay, a dividend to the shareholders. The Board of Directors shall determine the time for payment of such dividend and the record date for determining the shareholders entitled thereto, subject to applicable law.

88.

The Board of Directors shall be able to adopt a resolution stating that the dividend in question shall be paid, in whole or in part, by means of the distribution of cash or other assets of the Company, and in particular, by distribution of fully paid-up shares, bonds, or other securities of the Company or of any other company, or in any other manner.

89.

The right to a dividend with respect to nominative shares, which has been declared by the Company, shall be determined in accordance with that recorded in the Register or in an Additional Register as of the date of record, according to the declaration.

90.

Unless otherwise specified, it shall be permissible to pay any dividend by check or bank transfer or payment order, which shall be sent according to the registered address of the shareholder or the person entitled to the dividend (and in the case of joint registered holders, to the shareholder whose name is first mentioned in the Register or in an Additional Register with regard to the joint ownership), or in any other manner. Any such check shall be drawn up to the order of the person to whom it is sent. The receipt of the dividend by the person who is registered in the Register or in an Additional Register as the holder of any share or, in the case of joint holders, by any of the joint shareholders shall constitute full, final and absolute release with regard to all payments which shall have been made with respect to said share. The Company shall be entitled to withhold tax or any other mandatory payment from any dividend payment pursuant to applicable law. The Company shall be entitled to invest all of the dividends which have not been claimed, or to use them in any other manner, for the benefit of the Company, until said amounts are claimed, and the Company shall not be deemed a trustee or fiduciary in respect thereof.

91.

Any dividend unclaimed after a period of seven (7) years from the date of declaration of such dividend shall be forfeited to the benefit of the Company; provided, however, that the Company, at its sole discretion, shall be entitled to pay any such dividend, or any part thereof, to a person who would have been entitled thereto had the same not been forfeited.

Reserve Fund

92.

The Board of Directors shall be entitled, from time to time, to allocate amounts out of the profits of the Company which may be distributed in the form of dividends, and to transfer such amounts, as it shall see fit, to an account of a fund or funds as it shall see fit. All of the amounts which shall be so transferred and so credited to the account of such a fund shall serve, at the discretion of the CEO, after having consulted with the CFO, and subject to the approval of the Board of Directors, for special purposes or for the gradual settlement of any debt or obligation of the Company or for the repair or maintenance of any of the Company’s assets or for the coverage of losses from the sale of assets or investments or the depreciation in value thereof (whether on a one-time basis or in a general manner), or, at the Board of Directors’ sole discretion, for the supplementing or payment of a dividend or for any other purpose which shall be appropriate for use of the Company’s profits.

93.

All of the amounts which shall have been transferred and credited to the account of any fund or funds may be used, so long as they have not been used for any other purpose pursuant to Article 92 above, for the purpose of investment, together with any other monies of the Company, in the ordinary course of business of the Company, and there shall be no need to distinguish between these investments and the investments of other monies of the Company.

Capitalization

94.	(a)

The Board of Directors shall be entitled, at any time and from time to time, to adopt a resolution stating that any part of the amounts which are credited at that time to any capital fund or held by the Company as profits which may be distributed, shall be capitalized and shall be released for distribution among the shareholders who would have been entitled to receive them, had they been distributed as a dividend, and in the same proportion, provided that said amounts shall not be paid in cash, but shall be used to fully pay up whether according to their par value or with the addition of any premium which shall be determined by the Board of Directors shares which have not yet been issued or bonds of the Company, which shall be issued and distributed among said shareholders and in such a proportion, as shares or bonds which have been fully paid up.

(b)

(1) In any case in which the Company shall issue bonus shares by way of capitalization of profits or funds, at a time where there shall be in circulation any securities which have been issued by the Company and which confer upon the holders thereof the right to convert said securities to shares in the share capital of the Company or options to purchase shares in the share capital of the Company (the rights of conversion or the options as stated above shall be referred to hereinafter as “the Rights”), the Board of Directors shall be entitled (in cases where the Rights, or any part thereof, shall not be adjusted in any other manner in accordance with the terms of issue thereof) to transfer to a special fund (which shall be referred to by whatever designation shall be resolved by the Board of Directors, and which shall be referred to hereinafter as “the Special Fund”) an amount which shall be equal to the nominal amount of the share capital which those persons entitled to all or part of the Rights would have received, as a result of the issue of the bonus shares, had they exploited their Rights prior to the date of record which sets forth the right to receive bonus shares, including the right to fractions of shares, and, in the case of a second or additional distribution of bonus shares including eligibility which results from any prior distribution of bonus shares.

(2) In any case in which the Company shall issue new shares and/or, in lieu of such issue, shall cause its subsidiary to transfer existing shares in the Company which are held by said subsidiary, as a result of the exploitation of said Rights by the persons entitled thereto, in cases where the Board of Directors implemented a transfer to the Special Fund with respect to those Rights pursuant to subsection (1) above, the Company shall issue to any such holder, in addition to the shares to which he or she is entitled as a result of the exploitation of his or her Rights, a number of fully paid-up shares whose total par value shall be equal to the amount which was transferred to the Special Fund in respect of his or her Rights. This shall be done by means of capitalization of an appropriate amount from the Special Fund, and the Board of Directors shall be entitled to decide, at its sole discretion, on the manner of handling the Rights to fractions of shares.

(3) Following any transfer to the Special Fund, should the Rights expire, or should the period set forth for exploitation of the Rights with regard to which the transfer was implemented come to an end, before said Rights have been exploited, any amount which was transferred to the Special Fund with regard to the aforementioned unexploited Rights shall be released from the Special Fund, and the Company shall be entitled to handle any amount which shall be so released in any manner in which it would have been entitled to handle said amount, had it not been transferred to the Special Fund.

95.

For the purpose of implementation of any resolution which shall be adopted on the basis of Articles 88 or 94 of these Articles, the Board of Directors shall be entitled, at its sole discretion, to settle, as it shall see fit, any difficulty (if any) which shall arise with regard to the distribution. To this end, the Board of Directors shall be entitled to issue partial certificates, to determine the value of the distribution of certain assets, and to determine that shareholders shall receive payment on the basis of the value which shall have been determined as stated above, or that fractions at a value of less than 0.1 New Israeli Shekel shall not be taken into account, in order to adjust the rights of the parties. In addition, the Board of Directors shall be entitled to place all monies and specific assets in trust, in the hands of trustees, on behalf of those persons who are entitled to receive the dividend or the monies which have been capitalized, all as the Board of Directors shall see fit.

G. AUDITING AND NOTICES

Auditing and Internal Auditor

96.

The Annual Meeting shall be entitled to appoint the Accountant, who shall serve for a period which shall not extend beyond the third Annual Meeting after that at which he or she was appointed. At least once a year, the Accountant shall audit the Company’s accounts and shall express his or her opinion as to the correctness of the Statement of Profit and Loss and the Balance Sheet. The Board of Directors shall fix the remuneration of the Accountant for auditing services.

97.

(a)	The Board of Directors of the Company shall appoint an Internal Auditor, pursuant to the provisions of the Companies Law.

(b)	The Board of Directors is entitled to terminate the term of office of the Internal Auditor, pursuant to the provisions of the Companies Law.

(c)	The organizational superiors of the Internal Auditor shall be the CEO jointly with the Chair of the Board of Directors.

Notices

98.

Without derogating from Articles 35 and 36 above, the Company shall be entitled to deliver notices to its shareholders by any of the alternative means set forth hereinafter: delivery by hand; dispatch by mail to the address appearing in the Register or in an Additional Register; dispatch by facsimile to the fax number appearing in the Register or in an Additional Register, or to any number which shall have been given to the Company for this purpose by any shareholder; dispatch by e-mail to the e-mail address registered for that purpose in the Register or in an Additional Register; or in any other manner as shall be determined by the Company.

99.

Any and all notices which are to be delivered to a shareholder shall be given, with regard to jointly held shares, to the person whose name is first mentioned in the Register, and any notice thus given shall be deemed sufficient notice to the holders of the share.

100.

The Company shall be entitled to give notice to persons who are entitled to any share as a result of the death or bankruptcy of the shareholder, by sending said notice by any of the alternative ways set forth in Article 98 above according to the address, fax number or e-mail address (if any) given for that purpose by said persons, or by delivering the notice in the same way in which it would have been delivered (until such details shall have been given), had it not been for the death or bankruptcy as stated above.

101.

Any notice or other document which has been sent by mail or in any other manner which is permitted pursuant to these Articles shall be deemed to have been delivered to its destination at the time of its receipt by the addressee, or four business days after the date on which it was sent as stated above (whichever is earlier). A declaration in writing, signed by the person delivering the notice or the document, to the effect that a letter containing said notice or said document was addressed to the correct address and duly delivered to a post office, shall constitute absolute evidence to that effect.

101A.

Failure to send notice to any shareholder pursuant to any applicable law or these Articles or the failure of any shareholder to receive notice, due to an error or as a result of a mishap beyond the control of the Company, shall not adversely affect the validity of any action, transaction or resolution taken by the Company and/or adopted by the General Meeting in question.

H. EXEMPTION, INSURANCE AND INDEMNIFICATION OF OFFICERS

102.

Subject to the provisions of applicable law, the Company shall be entitled to engage in a contract for insurance of the liability of any Officer of the Company, in whole or in part, in respect of any liability or expense imposed on an Officer or expended by him or her as a result of any action which was performed by said Officer in his or her capacity as an Officer of the Company for which insurance may be provided under applicable law, including in respect of any liability imposed on any Officer with respect to any of the following:

(a)	Breach of a duty of care vis-à-vis the Company or vis-à-vis another person;

(b)

Breach of a duty of loyalty vis-à-vis the Company, provided that the Officer acted in good faith and had reasonable grounds to believe that the action in question would not adversely affect the Company;

(c)

Financial liability which shall be imposed upon said Officer in favor of another person as a result of any action which was performed by said Officer in his or her capacity as an Officer of the Company; including

(c1)

A payment which said Officer is obligated to make to an injured party as set forth in Section 52(54)(a)(1)(a) of the Securities Law and expenses that said Officer incurred in connection with a proceeding under Chapters H’3, H’4 or I’1 of the Securities Law, including reasonable legal expenses, which term includes attorney fees, or in connection with Article D of Chapter Four of Part Nine of the Companies Law.

103.

Subject to the provisions of applicable law, the Company shall be entitled to indemnify post factum and/or undertake in advance to indemnify any Officer of the Company, as a result of any liability or an expense imposed on him or her or expended by him or her as a result of any action which was performed by said Officer in his or her capacity as an Officer of the Company, in respect of any liability or expense for which indemnification may be provided under applicable law, including in respect of any liability or an expense imposed on the Officer as follows:

(a)

Financial liability imposed upon said Officer in favor of another person by virtue of a decision by a court of law, including a decision by way of settlement or a decision in arbitration which has been confirmed by a court of law, provided that the undertaking to indemnify in advance shall be limited to events which, in the opinion of the Board of Directors of the Company, are foreseeable, in light of the Company’s activities at the time that the undertaking to indemnify was given, and shall further be limited to amounts or criteria that the Board of Directors has determined to be reasonable under the circumstances, and provided further that in the undertaking to indemnify in advance the events that the Board of Directors believes to be foreseeable in light of the Company’s activities at the time that the undertaking to indemnify was given are mentioned, as is the amount or criteria that the Board of Directors determined to be reasonable under the relevant circumstances, including

(a1)

A payment which said Officer is obligated to make to an injured party as set forth in Section 52(54)(a)(1)(a) of the Securities Law and expenses that said Officer incurred in connection with a proceeding under Chapters H’3, H’4 or I’1 of the Securities Law, including reasonable legal expenses, which term includes attorney fees, or in connection with Article D of Chapter Four of Part Nine of the Companies Law.

(b)

Reasonable litigation expenses, including attorney fees, expended by the Officer as a result of an inquiry or a proceeding conducted in respect of such Officer by an authority authorized to conduct same, which was concluded without the submission of an indictment against said Officer and without any financial penalty being imposed on said Officer instead of a criminal proceeding (as such term is defined in the Companies Law), or which was concluded without the submission of an indictment against said Officer with a financial penalty being imposed on said Officer instead of a criminal proceeding, in respect of a criminal charge which does not require proof of criminal intent or in connection with a financial sanction.

(c)

Reasonable litigation expenses, including attorney fees, which said Officer shall have expended or shall have been obligated to expend by a court of law, in any proceedings which shall have been filed against said Officer by or on behalf of the Company or by another person, or with regard to any criminal charge of which said Officer was acquitted, or with regard to any criminal charge of which said Officer was convicted which does not require proof of criminal intent.

104.

Subject to the provisions of applicable law, the Company shall be entitled, in advance, to exempt any Officer of the Company from liability, in whole or in part, with regard to damage incurred as a result of the breach of duty of care vis-à-vis the Company.

105.

Notwithstanding the foregoing, the Company shall be entitled to insure, indemnify and exempt from liability any Officer of the Company to the fullest extent permitted by applicable law. Accordingly, (i) any amendment to the Companies Law, the Securities Law or any other applicable law expanding the right of any Officer to be insured, indemnified or exempted from liability in comparison to the provisions of these Articles shall, to the extent permitted by applicable law, immediately apply to the fullest extent permitted by applicable law, and (ii) any amendment to the Companies Law, the Securities Law or any other applicable law adversely affecting the right of any Officer to be insured, indemnified or exempted from liability in comparison to the provision of these Articles shall not be in effect post factum and shall not affect the Company’s obligation or ability to insure, indemnify or exempt from liability an Officer for any act or omission occurring prior to such amendment, unless otherwise provided by applicable law.

I. MISCELLANEOUS

Amendment of the Articles of Association

106.	(a)

The Company shall be entitled to modify any of the provisions of this Article and any of the provisions of Articles 3, 33 (closing passage), 58, 59, 60, 68, 75 (opening passage) and 84 above, by way of a resolution to be adopted at a General Meeting by a majority of eighty-five percent of the votes at that session, unless a lower percentage shall have been established by the Board of Directors, by a majority of three-quarters of those persons voting, at a session of the Board of Directors which shall have taken place prior to that General Meeting.

(b)

The Company shall be entitled to modify the remaining provisions of these Articles (which are not included in the list set forth in subsection (a) above) by way of a resolution to be adopted at a General Meeting by a majority of three-quarters of the votes at that session, unless a lower percentage shall have been established by the Board of Directors, by a majority of three- fourths of the persons voting, at a session of the Board of Directors which shall have taken place prior to that General Meeting.

Special Tender Offer

107.

Notwithstanding that which has been set forth within the framework of the regulations that have been promulgated by virtue of the Companies Law, a special offer to purchase Company shares shall be governed by the provisions of Sections 328 to 334 of the Companies Law.

EXHIBIT A

In English—Official Version

TO THE ARTICLES OF ASSOCIATION OF

TEVA PHARMACEUTICAL INDUSTRIES LIMITED

Designations of the Terms of the Mandatory Convertible Preferred Shares

SECTION 1. General. The purpose of this Exhibit A is to supplement the Company’s Articles in defining the rights attached to the Preferred Shares. This Exhibit A forms an integral part of the Articles of Association of Teva Pharmaceutical Industries Ltd. (the “Company”), as amended from time to time, including as a result of the amendment embodied in this Exhibit A (the “Articles of Association”).

References to “Articles” or Article numbers herein shall be deemed as references to sections or articles of the Articles of Association and references to “Sections” or Section numbers shall be deemed as references to sections of this Exhibit A, unless otherwise indicated.

Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in other provisions of the Articles of Association, including Article 1.

SECTION 2. Ranking. Each Preferred Share shall be identical in all respects to every other Preferred Share. The Preferred Shares, with respect to dividend rights and distribution rights upon the liquidation, winding up or dissolution of the Company, rank:

(a)

senior to (i) Ordinary Shares and Deferred Shares and (ii) each class or series of shares established after the Initial Issue Date the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Preferred Shares as to dividend rights and distribution rights upon any liquidation, winding up or dissolution of the Company (collectively, “Junior Shares”);

(b)

on parity with each class or series of shares established after the Initial Issue Date the terms of which expressly provide that such class or series will rank on a parity with the Preferred Shares as to dividend rights and distribution rights upon any liquidation, winding up or dissolution of the Company (collectively, “Parity Shares”); and

(c)

junior to each class or series of shares established after the Initial Issue Date the terms of which expressly provide that such class or series will rank senior to the Preferred Shares as to dividend rights and distribution rights upon the liquidation, winding up or dissolution of the Company (collectively, “Senior Shares”).

SECTION 3. Definitions. As used in this Exhibit A with respect to the Preferred Shares:

“$” means the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

“Accumulated Dividend Amount” shall mean, with respect to any Fundamental Change, the aggregate amount of undeclared, accumulated and unpaid dividends, if any, on the Preferred Shares for Dividend Periods prior to the relevant Fundamental Change Effective Date, including for the partial Dividend Period, if any, from, and including, the Dividend Payment Date immediately preceding such Fundamental Change Effective Date to, but excluding, such Fundamental Change Effective Date (but excluding any declared dividends for a Dividend Period during which the Fundamental Change Effective Date falls).

“ADS Depositary” means J.P. Morgan Chase Bank, N.A. or its successor as depositary under the Deposit Agreement.

“Agent Members” shall have the meaning set forth in Section 22(b).

“American Depositary Shares” or “ADSs” means the American Depositary Shares issued under the Deposit Agreement representing Deposited Securities.

“Applicable Market Value” means the Average VWAP per ADS over the 20 consecutive Trading Day period (the “Settlement Period”) commencing on and including, the 22nd Scheduled Trading Day immediately preceding the Mandatory Conversion Date (determined without regard to Section 10(f)).

“Articles of Association” shall have the meaning set forth in Section 1.

“Authorized Officer” means an “Officer” as defined in Article 1 and any Executive, Senior or other Vice President, the Corporate Treasurer, the Head of Corporate Treasury or the Secretary of the Company.

“Average Price” shall have the meaning set forth in Section 7(e).

“Average VWAP” means the average of the VWAPs for each Trading Day in the relevant period.

“Beneficial Owner” means “beneficial owner” as defined in Rule 13d-3 under the Exchange Act.

“Board of Directors” means, for purposes of this Exhibit A, the Board of Directors of the Company and shall include any authorized committee of such Board of Directors.

“Business Day” means any day other than a Saturday or Sunday or other day on which commercial banks in New York City (or, with respect to Sections 9 and 13(d), or Tel Aviv) are authorized or required by law or executive order to close.

“Change in Tax Law” means any change in, or amendment to, the laws or regulations of any taxing jurisdiction or any change in the official interpretation of such laws or regulations, which change or amendment becomes effective on or after the Initial Issue Date, other than a change in tax rate.

“Clause I Distribution” shall have the meaning set forth in Section 13(a)(iv).

“Clause II Distribution” shall have the meaning set forth in Section 13(a)(iv).

“Clause IV Distribution” shall have the meaning set forth in Section 13(a)(iv).

“Company” shall have the meaning set forth in Section 1.

“Company Event” shall have the meaning set forth in Section 10(f).

“Conversion and Dividend Disbursing Agent” shall mean the Company’s duly appointed conversion and dividend disbursing agent for the Preferred Shares, and any successor appointed under Section 15.

“Conversion Date” shall have the meaning set forth in Section 4(a).

“Current Market Price” per ADS (or, in the case of Section 13(a)(iv), per ADS, or per unit of share capital or equity interest, as applicable) on any date means for the purposes of determining an adjustment to the Fixed Conversion Rates:

(i) for purposes of any adjustment pursuant to Section 13(a)(ii), Section 13(a)(iv) (but only in the event of an adjustment thereunder not relating to a Spin-Off), or Section 13(a)(v), the Average VWAP per ADS over the five consecutive Trading Day period ending on the Trading Day immediately preceding the Ex-Date with respect to the issuance or distribution requiring such computation;

(ii) for purposes of any adjustment pursuant to Section 13(a)(iv) in the event of an adjustment thereunder relating to a Spin-Off, the Average VWAP per ADS or per unit of share capital or equity interests of the subsidiary or other business unit being distributed, as applicable, over the first ten consecutive Trading Days commencing on and including the fifth Trading Day following the effective date of such distribution; and

(iii) for purposes of any adjustment pursuant to Section 13(a)(vi), the Average VWAP per ADS over the ten consecutive Trading Day period commencing on and including the Trading Day following the Expiration Date of the relevant tender offer or exchange offer.

“Deposit Agreement” means the Amended and Restated Deposit Agreement, dated November 5, 2012, among the Company, the ADS Depositary and the holders from time to time of American Depositary Shares, as the same may be amended from time to time.

“Depositary” means DTC or its nominee or any successor.

“Deposited Securities” means Ordinary Shares deposited or deemed to be deposited under the Deposit Agreement and any and all other securities, property and cash received by the depositary or the custodian thereunder in respect thereof and at such time held under the Deposit Agreement.

“Discount Rate” shall have the meaning set forth in Section 9(d)(i)(A).

“Dividend Payment Date” means the quarterly dividend payment dates of each year determined by the Board of Directors on or prior to the Initial Issue Date, commencing on the first such quarterly date on or after the Initial Issue Date, to and including the Mandatory Conversion Date.

“Dividend Period” means the period from, and including, a Dividend Payment Date to, but excluding, the next Dividend Payment Date, except that the initial Dividend Period shall commence on, and include, the Initial Issue Date and shall end on, and exclude, the first Dividend Payment Date occurring after the Initial Issue Date.

“Dividend Rate” shall have the meaning set forth in Section 4(a).

“DTC” means The Depository Trust Company.

“Early Conversion” shall have the meaning set forth in Section 8(a).

“Early Conversion Additional Conversion Amount” shall have the meaning set forth in Section 8(b).

“Early Conversion Average Price” shall have the meaning set forth in Section 8(b).

“Early Conversion Date” shall have the meaning set forth in Section 10(b).

“Early Conversion Settlement Period” shall have the meaning set forth in Section 8(b).

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Property” shall have the meaning set forth in Section 13(e).

“Ex-Date,” when used with respect to any issuance or distribution, means the first date on which ADSs trade without the right to receive such issuance or distribution.

“Expiration Date” shall have the meaning set forth in Section 13(a)(vi).

“Fair Market Value” means the fair market value as determined in good faith by the Board of Directors, whose determination shall be final and set forth in a resolution of the Board of Directors.

“Fixed Conversion Rates” means the Maximum Conversion Rate and the Minimum Conversion Rate.

“Floor Price” means an amount not less than 35% of the Reference Price as determined by the Board of Directors on or prior to the Initial Issue Date, as may be adjusted from time to time in a manner inversely proportional to any anti-dilution adjustment to each Fixed Conversion Rate as set forth in Section 13.

A “Fundamental Change” shall be deemed to have occurred, at such time after the Initial Issue Date, upon: (i) the consummation of any transaction or event (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, recapitalization or otherwise) in connection with which 90% or more of the outstanding Ordinary Shares, American Depositary Shares or other securities representing common equity interests are exchanged for, converted into, acquired for or constitute solely the right to receive, consideration 10% or more of which is not common stock or ordinary shares (or depositary shares representing common stock or ordinary shares) that are listed on, or immediately after the transaction or event will be listed on, any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market; (ii) any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable), other than the Company, any of the Company’s majority-owned subsidiaries or any of the Company’s or the Company’s majority-owned subsidiaries’ employee benefit plans, becoming the Beneficial Owner, directly or indirectly, of more than 50% of the total voting power in the aggregate of all classes of share capital then outstanding entitled to vote generally in elections of the Company’s directors; or (iii) the ADSs (or, following a Reorganization Event, any Ordinary Shares, ADSs or other securities representing common equity interests into which the Preferred Shares become convertible in connection with such Reorganization Event) cease to be listed for trading on the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors) or another United States national securities exchange.

“Fundamental Change Conversion” shall have the meaning set forth in Section 9(a).

“Fundamental Change Conversion Date” shall have the meaning set forth in Section 10(c).

“Fundamental Change Conversion Period” shall have the meaning set forth in Section 9(a).

“Fundamental Change Conversion Rate” means, for any Fundamental Change Conversion, the conversion rate for the Fundamental Change Effective Date and the Fundamental Change Share Price applicable to such Fundamental Change, as set forth on a table to be determined by the Board of Directors on or prior to the Initial Issue Date, taking into consideration what the Board of Directors considers appropriate compensation to holders of the Preferred Shares if a Fundamental Change occurs as well as market and other factors, in each case as determined by the Board of Directors, with such Fundamental Change Conversion Rates as set forth in the table (i) to depend on the applicable Fundamental Change Effective Date (which shall be no earlier than the Initial Issue Date and no later than the Mandatory Conversion Date) and Fundamental Change Share Price and (ii) to be no less than 98% of the Minimum Conversion Rate and no greater than the Maximum Conversion Rate. Within the foregoing parameters, if the Fundamental Change Share Price falls between two Fundamental Change Share Prices (as set forth in such table to be established by the Board of Directors), or if the Fundamental Change Effective Date falls between two Fundamental Change Effective Dates (as set forth in such table), the Fundamental Change Conversion Rate shall be determined by straight-line interpolation between the Fundamental Change Conversion Rates as established by the Board of Directors in accordance with the foregoing for the higher and lower Fundamental Change Share Prices and the two Fundamental Change Effective Dates based on a 365-day year, as applicable. If the Fundamental Change Share Price is greater than the highest Fundamental Change Share Price included in the table (subject to adjustment in the same manner as adjustments are made to the Fundamental Change Share Price in accordance with the provisions of Section 13(c)(iv)), then the Fundamental Change Conversion Rate shall be the Minimum Conversion Rate. If the Fundamental Change Share Price is less than the lowest Fundamental Change Share Price included in the table (subject to adjustment in the same manner as adjustments are made to the Fundamental Change Share Price in accordance with the provisions of Section 13(c)(iv)), then the Fundamental Change Conversion Rate shall be the Maximum Conversion Rate. The Fundamental Change Share Prices are subject to adjustment in accordance with the provisions of Section 13(c)(iv). The Fundamental Change Conversion Rates are subject to adjustment in the same manner as each Fixed Conversion Rate as set forth in Section 13.

“Fundamental Change Dividend Make-Whole Amount” shall have the meaning set forth in Section 9(d)(i)(A).

“Fundamental Change Effective Date” shall have the meaning set forth in Section 9(a).

“Fundamental Change Share Price” means, for any Fundamental Change, (i) if the holders of Ordinary Shares or ADSs receive only cash in such Fundamental Change, the amount of cash paid in such Fundamental Change per Ordinary Share or ADS, and (ii) if the holders of Ordinary Shares or ADSs receive any property other than cash in such Fundamental Change, the Average VWAP per ADS over the 10 consecutive Trading Day period ending on, and including, the Trading Day preceding the Fundamental Change Effective Date.

“Global Preferred Shares” shall have the meaning set forth in Section 22.

“Holder” means each Person in whose name the Preferred Shares are registered, who shall be treated by the Company and the Registrar as the absolute owner of those Preferred Shares for the purpose of making payment and settling conversions and for all other purposes.

“Initial Dividend Threshold” shall have the meaning set forth in Section 13(a)(v).

“Initial Issue Date” means the date on which Preferred Shares are first issued by the Company.

“Junior Shares” shall have the meaning set forth in Section 2(a).

“LIBOR” means, as of any date, the rate (expressed as a percentage per annum) for deposits in U.S. dollars for a three-month period that appears on Bloomberg, L.P. page US0003M on such date. If the appropriate page is replaced or service ceases to be available, the Board of Directors may select another page or service displaying the appropriate rate.

“Liquidation Dividend Amount” shall have the meaning set forth in Section 5(a)(ii).

“Liquidation Preference” means, as to the Preferred Shares, $1,000 per share.

“Mandatory Conversion” shall have the meaning set forth in Section 7(a).

“Mandatory Conversion Additional Conversion Amount” shall have the meaning set forth in Section 7(c).

“Mandatory Conversion Date” means a date approximately three years from the Initial Issue Date as determined by the Board of Directors on or prior to the Initial Issue Date, to be no earlier than 15 days before such three-year anniversary date and no later than 15 days after such three-year anniversary date.

“Mandatory Conversion Rate” shall have the meaning set forth in Section 7(b).

“Maximum Conversion Rate” shall have the meaning set forth in Section 7(b)(iii).

“Memorandum of Association” shall mean the Company’s Memorandum of Association, as amended from time to time.

“Minimum Conversion Rate” shall have the meaning set forth in Section 7(b)(i).

“Officers’ Certificate” means a certificate of the Company, signed by any two Authorized Officers.

“Ordinary Dividends” shall have the meaning set forth in Section 13(a)(v).

“Ordinary Share Current Market Price” means the Current Market Price per ADS, minus the fair market value per ADS (determined by the Company in good faith) of any property (cash or otherwise) then held by the ADS Depositary on behalf of the existing ADS holders, divided by the number of Ordinary Shares represented by each ADS.

“Ordinary Shares” shall have the meaning set forth in Article 6.

“Parity Shares” shall have the meaning set forth in Section 2(b).

“Person” means any individual, partnership, firm, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

“Preferred Shares” shall have the meaning set forth in Article 6.

“Record Date” means, with respect to any Dividend Payment Date, the immediately preceding applicable record date established by the Board of Directors on or prior to the Initial Issue Date, which shall be no more than 16 days prior to the applicable Dividend Payment Date. These Record Dates shall apply regardless of whether a particular Record Date is a Business Day.

“Record Holder” means, with respect to any Dividend Payment Date, a Holder of record of any Preferred Shares as such Holder appears on the Register at 5:00 p.m., New York City time, on the related Record Date.

“Reference Price” shall mean the per share public offering price of Ordinary Shares or ADSs as determined by the Board of Directors in connection with an offering of Ordinary Shares or ADSs to be conducted by the Company on or about the time of the offering of the Preferred Shares, or, if no such offering is conducted, a price no less than 95% of the closing sale price per ADS on the New York Stock Exchange on the Trading Day that the offering of Preferred Shares is priced, as determined by the Board of Directors on or prior to the Initial Issue Date.

“Registrar” shall mean the Company’s duly appointed registrar for the Preferred Shares and any successor under Section 15.

“Reorganization Event” shall have the meaning set forth in Section 13(e).

“Scheduled Trading Day” means any day that is scheduled to be a Trading Day.

“Senior Shares” shall have the meaning set forth in Section 2(c).

“Settlement Period” shall have the meaning set forth in the definition of “Applicable Market Value.”

“Share Dilution Amount” shall have the meaning set forth in Section 4(b).

“Shelf Registration Statement” shall mean a shelf registration statement filed with the Securities and Exchange Commission in connection with the issuance of or resales of American Depositary Shares issued as payment in respect of the Preferred Shares, including dividends paid in connection with a conversion.

“Spin-Off” means a dividend or other distribution by the Company to all holders of Ordinary Shares consisting of share capital of, or similar equity interests in, or relating to a subsidiary or other business unit of the Company.

“TASE” shall have the meaning set forth in Section 10(f).

“Taxing Jurisdiction” shall have the meaning set forth in Section 14(a).

“Threshold Appreciation Price” means an amount not less than 115% of the Reference Price, as determined by the Board of Directors on or prior to the Initial Issue Date, as may be adjusted from time to time in a manner inversely proportional to any anti-dilution adjustment to each Fixed Conversion Rate as set forth in Section 13.

“Trading Day” means a day on which the ADSs:

(a) are not suspended from trading, and on which trading in the ADSs is not limited, on any U.S. national or regional securities exchange or association or over-the-counter market during any period or periods aggregating one half-hour or longer; and

(b) have traded at least once on the U.S. national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the ADSs; provided that if the ADSs are not traded on any such U.S. exchange, association or market, “Trading Day” means any Business Day.

“Transfer Agent” shall mean the Company’s duly appointed transfer agent for the Preferred Shares and any successor appointed under Section 15.

“Trigger Event” shall have the meaning set forth in Section 13(a)(iv)(D).

“Unit of Exchange Property” shall have the meaning set forth in Section 13(e).

“U.S. GAAP” means generally accepted accounting principles in the United States of America.

“VWAP” per ADS on any Trading Day means the per share volume-weighted average price as displayed on Bloomberg page “TEVA US<EQUITY>AQR” (or its equivalent successor as determined by the Board of Directors if such page is not available) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such Trading Day; or, if such price is not available, “VWAP” means the market value per ADS on such Trading Day as determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by the Company for this purpose.

SECTION 4. Dividends.

(a) Rate. Subject to the rights of holders of any class or series of share capital ranking senior to the Preferred Shares with respect to dividends, Holders shall be entitled to receive, when, as and if declared by the Board of Directors out of funds of the Company legally available therefor, cumulative dividends at a rate per annum as shall be determined by the Board of Directors on or before the Initial Issue Date and which shall not exceed 8.5% per annum on the Liquidation Preference per Preferred Share (the “Dividend Rate”), payable in cash. Declared dividends on the Preferred Shares shall be payable quarterly on each Dividend Payment Date at such annual rate, and dividends shall accumulate from the most recent date as to which dividends shall have been paid or, if no dividends have been paid, from the Initial Issue Date, whether or not in any Dividend Period or Dividend Periods there have been funds legally available for the payment of such dividends. Declared dividends shall be payable on the relevant Dividend Payment Date to Record Holders at 5:00 p.m., New York City time, on the immediately preceding Record Date, whether or not the Preferred Shares held by such Record Holders on such Record Date are converted after such Record Date and on or prior to the immediately succeeding Dividend Payment Date. If a Dividend Payment Date is not a Business Day, payment shall be made on the next succeeding Business Day, without any interest or other payment in lieu of interest accruing with respect to this delay.

The amount of dividends payable on each Preferred Share for each full Dividend Period (after the initial Dividend Period) shall be computed by dividing the Dividend Rate by four. Dividends payable on the Preferred Shares for the initial Dividend Period and any partial Dividend Period shall be computed based upon the actual number of days elapsed during such period over a 360-day year (consisting of twelve 30-day months). Accumulated dividends shall not bear interest.

No dividend shall be declared or paid upon, or any sum of cash set apart for the payment of dividends upon, any outstanding Preferred Shares with respect to any Dividend Period unless all dividends for all preceding Dividend Periods have been declared and paid upon, or a sufficient sum of cash has been set apart for the payment of such dividends upon, all outstanding Preferred Shares.

Holders shall not be entitled to any dividends on the Preferred Shares, whether payable in cash, property or Ordinary Shares or ADSs, in excess of full cumulative dividends.

Except as described in this Section 4(a), dividends on any Preferred Shares converted to ADSs shall cease to accumulate on the Mandatory Conversion Date, the Fundamental Change Conversion Date or the Early Conversion Date (each, a “Conversion Date”), as applicable.

(b) Priority of Dividends. So long as any Preferred Share remains outstanding, no dividend or distribution shall be declared or paid on Ordinary Shares, ADSs or any other class or series of Junior Shares, and no Ordinary Shares, ADSs or any other class or series of Junior Shares shall be purchased, redeemed or otherwise acquired for consideration by the Company or any of its subsidiaries unless all accumulated and unpaid dividends for all preceding Dividend Periods have been declared and paid upon, or a sufficient sum of cash has been set apart for the payment of such dividends upon, all outstanding Preferred Shares. The foregoing limitation shall not apply to (i) any dividend or distribution payable in Ordinary Shares, ADSs or other Junior Shares; (ii) redemptions, purchases or other acquisitions of Ordinary Shares, ADSs or other Junior Shares in connection with the administration of any benefit or other incentive plan, including any employment contract, in the ordinary course of business (including purchases to offset the Share Dilution Amount pursuant to a publicly announced repurchase plan); provided that any purchases to offset the Share Dilution Amount shall in no event exceed the Share Dilution Amount; (iii) any dividends or distributions of rights in connection with a shareholders’ rights plan or any redemption or repurchase of rights pursuant to any shareholders’ rights plan; (iv) purchases of Ordinary Shares, ADSs or Junior Shares pursuant to a contractually binding requirement to buy Ordinary Shares, ADSs or Junior Shares existing prior to the preceding Dividend Period, including under a contractually binding share repurchase plan; or (v) the deemed purchase or acquisition of fractional interests in Ordinary Shares, ADSs or Junior Shares pursuant to the conversion or exchange provisions of such shares or the security being converted or exchanged. The phrase “Share Dilution Amount” means the increase in the number of diluted shares outstanding (determined in accordance with U.S. GAAP, and as measured from the Initial Issue Date) resulting from the grant, vesting, settlement or exercise of equity-based compensation to directors, employees, agents and others and equitably adjusted for any share split, share dividend, reverse share split, reclassification or similar transaction.

When dividends on the Preferred Shares (i) have not been declared and paid in full on any Dividend Payment Date or (ii) have been declared but a sum of cash sufficient to discharge the Company’s obligations in respect thereof has not been set aside for the benefit of the Record Holders thereof on the applicable Record Date, no dividends may be declared or paid on any Parity Shares unless dividends are declared on the Preferred Shares such that the respective amounts of such dividends declared on the Preferred Shares and such Parity Shares shall bear the same ratio to each other as all accumulated dividends and all declared and unpaid dividends per share on the Preferred Shares and such Parity Shares bear to each other; provided that any unpaid dividends on the Preferred Shares will continue to accumulate.

Subject to the foregoing, and not otherwise, such dividends (payable in cash, securities or other property) as may be determined by the Board of Directors may be declared and paid on any securities, including Ordinary Shares and ADSs, from time to time out of any funds legally available for such payment, and Holders shall not be entitled to participate in any such dividends.

(c) Method of Payment of Dividends. Any declared dividend (or any portion of any declared dividend) on the Preferred Shares, whether or not for a current Dividend Period or any prior Dividend Period, shall be paid by the Company in cash.

SECTION 5. Liquidation, Dissolution or Winding Up.

(a) In the event of any voluntary or involuntary liquidation, winding up or dissolution of the Company, each Holder shall be entitled to receive: (i) the Liquidation Preference per Preferred Share, plus (ii) an amount (the “Liquidation Dividend Amount”) equal to accumulated and unpaid dividends on such Holder’s Preferred Shares to (but excluding) the date fixed for liquidation, winding up or dissolution, to be paid out of the assets of the Company legally available for distribution to its shareholders, after satisfaction of liabilities owed to the Company’s creditors and holders of any Senior Shares, and before any payment or distribution is made to holders of Junior Shares, including Ordinary Shares and ADSs.

(b) Neither the sale of all or substantially all of the Company’s assets nor the merger or consolidation of the Company into or with any other Person or Persons, shall be deemed to be a voluntary or involuntary liquidation, winding-up or dissolution of the Company for the purposes of this Section 5.

(c) If, upon the voluntary or involuntary liquidation, winding up or dissolution of the Company, the amounts payable with respect to (1) the Liquidation Preference plus the Liquidation Dividend Amount of the Preferred Shares and (2) the liquidation preference of, and the amount of accumulated and unpaid dividends to, but excluding, the date fixed for liquidation, dissolution or winding up, on, any Parity Shares are not paid in full, the Holders and all holders of any Parity Shares shall share equally and ratably in any distribution of the Company’s assets in proportion to the respective liquidation preferences and an amount equal to the accumulated and unpaid dividends to which they are entitled.

(d) After the payment to any Holder of the full amount of the Liquidation Preference and the Liquidation Dividend Amount for each of such Holder’s Preferred Shares, such Holder as such shall have no right or claim to any of the remaining assets of the Company.

SECTION 6. Voting Rights.

(a) General. The Preferred Shares shall not confer upon the Holders thereof any voting rights or any right to appoint directors or any other right with respect to Annual Meetings and Special Meetings, including without limitation, attending, voting at or requesting to convene, such meetings or proposing matters for the agenda of such meetings, except as expressly set forth in this Section 6 or as otherwise specifically provided by Israeli law.

(b) Other Voting Rights. So long as any Preferred Shares are outstanding, the provisions of Article 9 and the provisions of this Section 6(b) and of Section 6(c) shall apply, such that the adoption of a resolution, by a majority of at least three-quarters in voting power of the Preferred Shares who are present, entitled to vote thereon (if any) and voting thereon, voting together as a single class, given in person or by proxy or by an Authorized Person, at a meeting of holders of Preferred Shares shall be necessary for effecting or validating:

(i) Authorization of Senior Shares. Any amendment or alteration of the Memorandum of Association or Articles of Association so as to authorize or create, or increase the authorized amount of, any class or series of Senior Shares;

(ii) Amendment of the Preferred Shares. Any amendment, alteration or repeal of any provision of the Articles of Association so as to adversely affect the special rights, preferences, privileges or voting powers of the Preferred Shares, including without limitation, the majority and quorum requirements set forth in this Section 6(b), the right to payment of additional amounts as described under Section 14 and the terms of the Preferred Shares stipulated in the form of share certificate prepared pursuant to Section 20(a) hereof;

(iii) Share Exchanges, Reclassifications, Mergers and Consolidations. Any consummation of a binding share exchange or reclassification involving the Preferred Shares, or of a merger or consolidation of the Company with or into another entity, unless in each case (x) the Preferred Shares remain outstanding or, in the case of any such merger or consolidation with respect to which the Company is not the surviving or resulting entity (or the Preferred Shares are otherwise exchanged or reclassified), are converted or reclassified into or exchanged for preferred shares of the surviving or resulting entity or its ultimate parent, and (y) such Preferred Shares that remain outstanding or such preferred shares, as the case may be, have rights, preferences, privileges and voting powers of the surviving or resulting entity or its ultimate parent that, taken as a whole, are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, taken as a whole, of the Preferred Shares immediately prior to the consummation of such transaction;

provided, however, that (A) notwithstanding the provisions of Articles 9, 38 and 39, the legal quorum for any such meeting, including any adjourned meeting, of holders of Preferred Shares, shall be holders of Preferred Shares, present in person or by proxy or represented by their Authorized Persons, who jointly hold two-thirds or more of the Preferred Shares outstanding at the time the meeting is held; (B) for all purposes of this Section 6(b), (1) any increase in the amount of the Company’s authorized Preferred Shares or the issuance of any additional Preferred Shares or (2) the authorization or creation of any class or series of Parity Shares or Junior Shares, any increase in the amount of authorized but unissued shares of such class or series of Parity Shares or Junior Shares or the issuance of additional shares of such class or series of Parity Shares or Junior Shares will be deemed not to adversely affect (or to otherwise cause to be materially less favorable) the rights, preferences, privileges or voting powers of the Preferred Shares and shall not require the consent or the adoption of a resolution by the holders of the Preferred Shares; (C) in the event of a binding share exchange or reclassification involving the Preferred Shares, or of a merger or consolidation of the Company with or into another entity, as described in Section 6(b)(iii) above in which the provisions of Section 6(b)(iii)(x) and (y) are complied with, the consent or the adoption of a resolution by the holders of the Preferred Shares shall not be required in order to effect, validate or approve such share exchange, reclassification, merger or consolidation; and (D) to the extent that, notwithstanding the provisions of immediately preceding clauses (B) and (C), the consent or approval of the holders of Preferred Shares, voting together as a single class, is nonetheless required by applicable law or the Articles of Association in such circumstances, or such consent or approval is otherwise required by applicable law or the Articles of Association with respect to any matter that is not set forth in the provisions of items (i)-(iii) of this Section 6(b), such approval or consent may be given by the adoption of a resolution, by a simple majority of the voting power of the Preferred Shares who are present, entitled to vote thereon (if any) and voting thereon, voting together as a single class, given in person or by proxy or by an Authorized Person, at a meeting of holders of Preferred Shares and the legal quorum for any such meeting shall be as set forth in Articles 38 and 39.

(c) Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the Holders (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other procedural aspect or matter with regard to such a meeting or such consents shall be governed by any rules the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Articles of Association (including the provisions of Section 6(b) above), applicable law and, if applicable, the rules of any national securities exchange or other trading facility on which the Preferred Shares are listed or traded at the time.

SECTION 7. Mandatory Conversion on the Mandatory Conversion Date.

(a) Each Preferred Share shall automatically convert (unless previously converted at the option of the Holder in accordance with Section 8 or pursuant to an exercise of a Fundamental Change Conversion right pursuant to Section 9) on the Mandatory Conversion Date (“Mandatory Conversion”), into a number of ADSs equal to the Mandatory Conversion Rate. With respect to any type of conversion of the Preferred Shares provided for hereunder (including Mandatory Conversion, Early Conversion or Fundamental Change Conversion), a portion of the premium paid for such Preferred Shares (or any other funds or reserves available to the Company at such time for such purposes) will be attributed as payment on account of the nominal (par) value of the Ordinary Shares, to the extent that the then applicable law requires that such shares are issued for no less than their nominal (par) value.

(b) The “Mandatory Conversion Rate,” which is the number of ADSs issuable upon conversion of each Preferred Share on the Mandatory Conversion Date shall be as follows:

(i) if the Applicable Market Value is greater than the Threshold Appreciation Price, then the Mandatory Conversion Rate shall be equal to $1,000.00 divided by the Threshold Appreciation Price (the “Minimum Conversion Rate”);

(ii) if the Applicable Market Value is less than or equal to the Threshold Appreciation Price but equal to or greater than the Reference Price, then the Mandatory Conversion Rate per Preferred Share shall be equal to $1,000.00 divided by the Applicable Market Value; or

(iii) if the Applicable Market Value is less than the Reference Price, then the Mandatory Conversion Rate shall be equal to $1,000.00 divided by the Reference Price (the “Maximum Conversion Rate”);

provided that the Fixed Conversion Rates, the Threshold Appreciation Price, the Reference Price, the Floor Price and the Applicable Market Value are each subject to adjustment in accordance with the provisions of Section 13.

(c) If, prior to the Mandatory Conversion Date, the Company has not declared all or any portion of the accumulated and unpaid dividends on the Preferred Shares, Holders shall receive a payment (the “Mandatory Conversion Additional Conversion Amount”) equal to and in lieu of such accumulated and unpaid dividends from the Company as a portion of the consideration for the Mandatory Conversion. The Mandatory Conversion Additional Conversion Amount will be delivered, as determined in the Company’s sole discretion:

(i) in cash;

(ii) by delivery of ADSs; or

(iii) by delivery of any combination of cash and ADSs.

(d) The Mandatory Conversion Additional Conversion Amount shall be delivered in cash, except to the extent the Company timely elects to make all or any portion of such payment in ADSs. The Company shall give notice to Holders of any such election and the portions of such payment that will be made in cash and in ADSs no later than 10 Scheduled Trading Days prior to the Mandatory Conversion Date; provided that if the Company does not provide timely notice of this election, the Company will be deemed to have elected to deliver the Mandatory Conversion Additional Conversion Amount in cash.

(e) If the Company elects to deliver the Mandatory Conversion Additional Conversion Amount, or any portion thereof, in ADSs, such shares shall be valued for such purpose, in the case of any dividend payment or portion thereof, at 97% of the Average VWAP per ADS over the five consecutive Trading Day period beginning on and including the seventh Scheduled Trading Day prior to the applicable Mandatory Conversion Date (the “Average Price”).

(f) To the extent that the Company, in its reasonable judgment, determines that a Shelf Registration Statement is required in connection with the issuance of, or for resales of, ADSs issued as payment of a dividend on the Preferred Shares, including dividends paid in connection with a conversion, the Company shall, to the extent such a Shelf Registration Statement is not currently filed and effective, use its commercially reasonable efforts to file and maintain the effectiveness of such a Shelf Registration Statement until the earlier of such time as all such ADSs have been resold thereunder and such time as all such shares would be freely tradable without registration by holders thereof that are not “affiliates” of the Company for purposes of the Securities Act of 1933, as amended.

(g) No fractional ADSs shall be delivered by the Company to Holders in payment or partial payment of the Mandatory Conversion Additional Conversion Amount. The Company shall instead pay a cash adjustment to each Holder that would otherwise be entitled to receive a fraction of an ADS based on the Average Price.

SECTION 8. Early Conversion at the Option of the Holder.

(a) Other than during a Fundamental Change Conversion Period, the Holders shall have the right to convert their Preferred Shares, in whole or in part (but in no event less than one Preferred Share), at any time prior to the Mandatory Conversion Date (“Early Conversion”), into ADSs at the Minimum Conversion Rate, subject to adjustment as described in Section 13 and to satisfaction of the conversion procedures set forth in Section 10.

(b) If as of any Early Conversion Date, the Company has not declared all or any portion of the accumulated and unpaid dividends for all Dividend Periods ending on a Dividend Payment Date prior to such Early Conversion Date, the Minimum Conversion Rate shall be adjusted, with respect to the relevant Early Conversion, so that the converting Holder receives an additional number of ADSs equal to the amount of undeclared, accumulated and unpaid dividends for such prior Dividend Periods (the “Early Conversion Additional Conversion Amount”), divided by the greater of the Floor Price and the Average VWAP per ADS over the 20 consecutive Trading Day period (the “Early Conversion Settlement Period”) commencing on, and including, the 22nd Scheduled Trading Day immediately preceding the Early Conversion Date (determined without regard to Section 10(f)) (such average being referred to as the “Early Conversion Average Price”). To the extent that the Early Conversion Additional Conversion Amount exceeds the product of the number of additional ADSs and the Early Conversion Average Price, the Company shall not have any obligation to pay the shortfall in cash. Except as described in the first sentence of this Section 8(b), upon any Early Conversion of any Preferred Shares, the Company shall make no payment or allowance for unpaid dividends on such Preferred Shares, unless such Early Conversion occurs after the Record Date for a declared dividend and on or prior to the immediately succeeding Dividend Payment Date, in which case the Company shall pay such dividend on such Dividend Payment Date to the Record Holder of the converted Preferred Shares as of such Record Date, in accordance with Section 4.

SECTION 9. Fundamental Change Conversion.

(a) If a Fundamental Change occurs on or prior to the Mandatory Conversion Date, the Holders shall have the right to (i) convert their Preferred Shares, in whole or in part (but in no event less than one Preferred Share) (any such conversion pursuant to this Section 9(a) being a “Fundamental Change Conversion”) at any time during the period (the “Fundamental Change Conversion Period”) that begins on the effective date of such Fundamental Change (the “Fundamental Change Effective Date”) and ends at 5:00 p.m., New York City time, on the date that is 20 Business Days after the Fundamental Change Effective Date (or, if earlier, the Mandatory Conversion Date) into a number of ADSs equal to the Fundamental Change Conversion Rate per Preferred Share, (ii) with respect to such converted Preferred Shares, receive a Fundamental Change Dividend Make-Whole Amount payable in cash or in ADSs; and (iii) with respect to such converted Preferred Shares, receive the Accumulated Dividend Amount, in the case of clauses (ii) and (iii), subject to the Company’s right to deliver ADSs in lieu of all or part of such amounts as set forth in clause (d) below; provided that if such Fundamental Change Effective Date or the relevant Fundamental Change Conversion Date falls after the Record Date for a declared dividend and prior to the next Dividend Payment Date, the Company shall pay such dividend on such Dividend Payment Date to the Record Holders as of such Record Date, in accordance with Section 4, and such dividend shall not be included in the Accumulated Dividend Amount, and the Fundamental Change Dividend Make-Whole Amount shall not include the present value of such dividend. With respect to any Fundamental Change, Holders who do not submit their Preferred Shares for conversion during the relevant Fundamental Change Conversion Period will not be entitled to convert their non-submitted Preferred Shares at the relevant Fundamental Change Conversion Rate or to receive the relevant Fundamental Change Dividend Make-Whole Amount or the relevant Accumulated Dividend Amount.

(b) On or before the twentieth calendar day prior to the anticipated Fundamental Change Effective Date or, if such prior notice is not practicable, no later than the second Business Day immediately following the actual Fundamental Change Effective Date, a written notice shall be sent by or on behalf of the Company, by first-class mail, postage prepaid, to the Holders. Such notice shall state:

(i) the event causing the Fundamental Change;

(ii) the anticipated Fundamental Change Effective Date or actual Fundamental Change Effective Date, as the case may be;

(iii) that Holders shall have the right to effect a Fundamental Change Conversion in connection with such Fundamental Change during the Fundamental Change Conversion Period;

(iv) the Fundamental Change Conversion Period; and

(v) the instructions a Holder must follow to effect a Fundamental Change Conversion in connection with such Fundamental Change.

If the Company notifies Holders of a Fundamental Change later than the twentieth calendar day prior to the Fundamental Change Effective Date, the Fundamental Change Conversion Period shall be extended by a number of days equal to the number of days from, and including, the twentieth calendar day prior to such Fundamental Change Effective Date to, but excluding, the date of such notice; provided that the Fundamental Change Conversion Period shall not be extended beyond the Mandatory Conversion Date.

(c) Not later than the second Business Day following the Fundamental Change Effective Date (or, if the Company provides notice to Holders of the Fundamental Change prior to the anticipated Fundamental Change Effective Date, on the date the Company gives Holders notice of the anticipated Fundamental Change Effective Date), the Company shall notify Holders of:

(i) the Fundamental Change Conversion Rate;

(ii) the Fundamental Change Dividend Make-Whole Amount and whether the Company will pay such amount in cash, ADSs or a combination thereof, specifying the combination, if applicable; and

(iii) the Accumulated Dividend Amount as of the Fundamental Change Effective Date and whether the Company will pay such amount in cash, ADSs or a combination thereof, specifying the combination, if applicable.

(d) (i) For any Preferred Shares that are converted during the Fundamental Change Conversion Period, in addition to the ADSs issued upon conversion at the Fundamental Change Conversion Rate, the Company shall at its option:

(A) pay the Holder in cash, to the extent the Company is legally permitted to do so, the present value, computed using a discount rate no less than LIBOR on the Trading Day that the offering of Preferred Shares is priced, as determined by the Board of Directors on or prior to the Initial Issue Date (the “Discount Rate”), of all dividend payments on the Holder’s Preferred Shares for all the remaining Dividend Periods (excluding any Accumulated Dividend Amount and declared dividends for a Dividend Period during which the Fundamental Change Effective Date falls) from and including such Fundamental Change Effective Date to but excluding the Mandatory Conversion Date (the “Fundamental Change Dividend Make-Whole Amount”),

(B) increase the number of ADSs to be issued on conversion by a number equal to (x) the Fundamental Change Dividend Make-Whole Amount divided by (y) the greater of the Floor Price and 97% of the Fundamental Change Share Price, or

(C) pay the Fundamental Change Dividend Make-Whole Amount in a combination of cash and ADSs in accordance with the provisions of clauses (A) and (B) immediately above.

(ii) In addition, to the extent that the Accumulated Dividend Amount exists as of the Fundamental Change Effective Date, Holders who convert Preferred Shares within the Fundamental Change Conversion Period will be entitled to receive such Accumulated Dividend Amount upon conversion. The Accumulated Dividend Amount will be payable, at the Company’s election, in:

(A) cash, to the extent the Company is legally permitted to do so,

(B) an additional number of ADSs equal to (x) the Accumulated Dividend Amount divided by (y) the greater of the Floor Price and 97% of the Fundamental Change Share Price, or

(C) a combination of cash and ADSs in accordance with the provisions of clauses (A) and (B) immediately above.

(iii) The Company shall pay the Fundamental Change Dividend Make-Whole Amount and the Accumulated Dividend Amount in cash except to the extent the Company elects on or prior to the second Business Day following the Fundamental Change Effective Date to make all or any portion of such payments in ADSs. If the Company elects to deliver ADSs in respect of all or any portion of the Fundamental Change Dividend Make-Whole Amount or the Accumulated Dividend Amount, to the extent that the Fundamental Change Dividend Make-Whole Amount or the Accumulated Dividend Amount or any portion thereof paid in ADSs exceeds the product of the number of additional shares the Company delivers in respect thereof and 97% of the Fundamental Change Share Price, the Company shall, if it is legally able to do so, declare and pay such excess amount in cash. No such payment in cash may be made if the payment is not permitted by the Company’s then existing debt instruments.

(iv) No fractional ADSs shall be delivered by the Company to converting Holders in respect of the Fundamental Change Dividend Make-Whole Amount or the Accumulated Dividend Amount. A cash adjustment shall be paid by the Company to each Holder that would otherwise be entitled to receive a fraction of an ADS based on the Average VWAP per ADS over the five consecutive Trading Day period beginning on, and including, the seventh Scheduled Trading Day immediately preceding the relevant Conversion Date (determined without regard to Section 10(f)).

SECTION 10. Conversion Procedures.

(a) Pursuant to Section 7, on the Mandatory Conversion Date, any outstanding Preferred Shares shall automatically convert into ADSs. The Person or Persons entitled to receive the ADSs issuable upon Mandatory Conversion of the Preferred Shares shall be treated as the record holder(s) of such ADSs as of 5:00 p.m., New York City time, on the Mandatory Conversion Date. Except as provided under Section 13(c)(iii), prior to 5:00 p.m., New York City time, on the Mandatory Conversion Date, the ADSs issuable upon conversion of the Preferred Shares shall not be deemed to be outstanding for any purpose and Holders shall have no rights with respect to such ADSs, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on the ADSs, by virtue of holding the Preferred Shares.

(b) To effect an Early Conversion pursuant to Section 8, a Person who:

(i) holds a beneficial interest in a Global Preferred Share must deliver to DTC the appropriate instruction form for conversion pursuant to DTC’s conversion program and, if required, pay all transfer or similar taxes or duties, if any; or

(ii) holds Preferred Shares in definitive, certificated form must:

(A) complete and manually sign the conversion notice on the back of the Preferred Share certificate or a facsimile of such conversion notice;

(B) deliver the completed conversion notice and the certificated Preferred Shares to be converted to the Conversion and Dividend Disbursing Agent;

(C) if required, furnish appropriate endorsements and transfer documents; and

(D) if required, pay all transfer or similar taxes or duties, if any.

The Early Conversion shall be effective on the date on which a Holder has satisfied the foregoing requirements, to the extent applicable (“Early Conversion Date”). A Holder shall not be required to pay any transfer or similar taxes or duties relating to the issuance or delivery of ADSs if such Holder exercises its conversion rights, but such Holder shall be required to pay any transfer or similar tax or duty that may be payable relating to any transfer involved in the issuance or delivery of ADSs in a name other than the name of such Holder. A certificate representing the ADSs issuable upon conversion shall be issued and delivered to the converting Holder or, if the Preferred Shares being converted are in book-entry form, the ADSs issuable upon conversion shall be delivered to the converting Holder through book-entry transfer through the facilities of the Depositary, in each case together with delivery by the Company to the converting Holder of any cash to which the converting Holder is entitled, on the latest of (i) the third Business Day immediately succeeding the Early Conversion Date, (ii) the third Business Day immediately succeeding the last day of the Early Conversion Settlement Period and (iii) the Business Day after the Holder has paid in full all applicable taxes and duties, if any.

The Person or Persons entitled to receive the ADSs issuable upon Early Conversion shall be treated for all purposes as the record holder(s) of such ADSs as of 5:00 p.m., New York City time, on the applicable Early Conversion Date. Except as set forth in Section 13(c)(iii), prior to 5:00 p.m., New York City time on such applicable Early Conversion Date, the ADSs issuable upon conversion of any Preferred Shares shall not be deemed to be outstanding for any purpose, and Holders shall have no rights with respect to such ADSs (including voting rights, rights to respond to tender offers for the ADSs and rights to receive any dividends or other distributions on the ADSs) by virtue of holding Preferred Shares.

In the event that an Early Conversion is effected with respect to Preferred Shares constituting fewer than all the Preferred Shares held by a Holder, upon such Early Conversion the Company shall execute and instruct the Registrar and Transfer Agent to countersign and deliver to the Holder thereof, at the expense of the Company, a certificate evidencing the Preferred Shares as to which Early Conversion was not effected, or, if the Preferred Shares are held in book-entry form, the Company shall cause the Transfer Agent and Registrar to reduce the number of Preferred Shares represented by the global certificate by making a notation on a schedule attached to the global certificate or otherwise notate such reduction in the register maintained by such Transfer Agent and Registrar.

(c) To effect a Fundamental Change Conversion pursuant to Section 9, a Person who:

(i) holds a beneficial interest in a Global Preferred Share must deliver to DTC the appropriate instruction form for conversion pursuant to DTC’s conversion program and, if required, pay all transfer or similar taxes or duties, if any; or

(ii) holds Preferred Shares in definitive, certificated form must:

(A) complete and manually sign the conversion notice on the back of the Preferred Shares certificate or a facsimile of such conversion notice;

(B) deliver the completed conversion notice and the certificated Preferred Shares to be converted to the Conversion and Dividend Disbursing Agent;

(C) if required, furnish appropriate endorsements and transfer documents; and

(D) if required, pay all transfer or similar taxes or duties, if any.

The Fundamental Change Conversion shall be effective on the date on which a Person has satisfied the foregoing requirements, to the extent applicable (the “Fundamental Change Conversion Date”). A Holder shall not be required to pay any transfer or similar taxes or duties relating to the issuance or delivery of ADSs if such Holder exercises its conversion rights, but such Holder shall be required to pay any transfer or similar tax or duty that may be payable relating to any transfer involved in the issuance or delivery of ADSs in a name other than the name of such Holder. A certificate representing the ADSs issuable upon conversion shall be issued and delivered to the converting Holder or, if the Preferred Shares being converted are in book-entry form, the ADSs issuable upon conversion shall be delivered to the converting Holder through book-entry transfer through the facilities of the Depositary, in each case together with delivery by the Company to the converting Holder of any cash to which the converting Holder is entitled, on the later of the third Business Day immediately succeeding the Fundamental Change Conversion Date and the Business Day after the Holder has paid in full all applicable taxes and duties, if any.

The Person or Persons entitled to receive the ADSs issuable upon such Fundamental Change Conversion shall be treated for all purposes as the record holder(s) of such ADSs as of 5:00 p.m., New York City time, on the applicable Fundamental Change Conversion Date. Except as set forth in Section 13(c)(iii), prior to 5:00 p.m., New York City time on such applicable Fundamental Change Conversion Date, the ADSs issuable upon conversion of any Preferred Shares shall not be deemed to be outstanding for any purpose, and Holders shall have no rights with respect to the ADSs (including voting rights, rights to respond to tender offers for the ADSs and rights to receive any dividends or other distributions on the ADSs) by virtue of holding Preferred Shares.

In the event that a Fundamental Change Conversion is effected with respect to Preferred Shares constituting fewer than all the Preferred Shares held by a Holder, upon such Fundamental Change Conversion the Company shall execute and instruct the Registrar and Transfer Agent to countersign and deliver to the Holder thereof, at the expense of the Company, a certificate evidencing the Preferred Shares as to which Fundamental Change Conversion was not effected, or, if the Preferred Shares are held in book-entry form, the Company shall cause the Transfer Agent and Registrar to reduce the number of Preferred Shares represented by the global certificate by making a notation on a schedule attached to the global certificate or otherwise notate such reduction in the register maintained by such Transfer Agent and Registrar.

(d) In the event that a Holder shall not by written notice designate the name in which ADSs to be issued upon conversion of the Preferred Shares should be registered or, if applicable, the address to which the certificate or certificates representing such ADSs should be sent, the Company shall be entitled to register such shares, and make such payment, in the name of the Holder as shown on the records of the Company and, if applicable, to send the certificate or certificates representing such ADSs to the address of such Holder shown on the records of the Company.

(e) Converted Preferred Shares shall cease to be outstanding on the applicable Conversion Date, subject to the right of Holders of such shares to receive ADSs issuable upon conversion of such Preferred Shares and other amounts and ADSs, if any, to which they are entitled pursuant to Sections 7, 8 or 9, as applicable and, if the applicable Conversion Date occurs after the Record Date for a declared dividend and prior to the immediately succeeding Dividend Payment Date, subject to the right of the Record Holders of such shares on such Record Date to receive payment of such declared dividend on such Dividend Payment Date pursuant to Section 4.

(f) Notwithstanding anything to the contrary set forth in this Exhibit A, in accordance with the regulations of the Tel Aviv Stock Exchange Ltd. (“TASE”), if any Conversion Date would otherwise take place on the “record date” (as such term is defined in the TASE’s regulations) for the distribution of dividends or bonus shares, a rights offering, a split or reverse split of the Company’s share capital, or a capital reduction (each of the foregoing a “Company Event”), such Conversion Date shall be postponed to the following “trading day” (as such term is defined in the TASE’s regulations). In addition, if the “ex day” (as such term is defined in the TASE’s regulations) in respect of a Company Event occurs prior to the “record date” therefor, any Conversion Date that would otherwise take place on such “ex day” shall be postponed to the following “trading day.”

SECTION 11. Reservation of Ordinary Shares and ADSs.

(a) The Company shall at all times reserve and keep available out of its registered (authorized) and unissued Ordinary Shares, solely for issuance of ADSs issuable upon the conversion of Preferred Shares as herein provided, free from any preemptive or other similar rights, a number of Ordinary Shares equal to the product of the Maximum Conversion Rate then in effect and the number of Preferred Shares then outstanding. For purposes of this Section 11(a), the number of ADSs that shall be deliverable upon the conversion of all outstanding Preferred Shares shall be computed as if at the time of computation all such outstanding shares were held by a single Holder.

(b) The Company will (i) deposit or cause to be deposited with the ADS Depositary in accordance with the terms of the Deposit Agreement Ordinary Shares represented by the ADSs issuable upon conversion of the Preferred Shares, or as otherwise required to be delivered as provided herein and (ii) comply with the applicable terms of the Deposit Agreement so that ADSs representing such Ordinary Shares will be executed by the ADS Depositary and delivered to the holders of Preferred Shares as required hereby and the Deposit Agreement.

(c) All Ordinary Shares delivered to the ADS Depositary under the Deposit Agreement for the issuance and delivery of ADSs upon conversion of Preferred Shares, or other payments of ADSs as provided herein, shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

(d) Prior to the delivery of any securities that the Company shall be obligated to deliver upon conversion of the Preferred Shares, the Company shall use reasonable best efforts to comply with all applicable U.S. federal and state and Israeli laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

(e) If at any time the ADSs shall be listed on the New York Stock Exchange or any other U.S. national securities exchange or automated quotation system, the Company shall, if permitted by the rules of such exchange or automated quotation system, list and keep listed, so long as the ADSs shall be so listed on such exchange or automated quotation system, all ADSs issuable upon conversion of, or issuable in respect of the payment of the Accumulated Dividend Amount or the Fundamental Change Dividend Make-Whole Amount on, the Preferred Shares.

(f) In the event that Ordinary Shares cease to be represented by ADSs issued under the Deposit Agreement or another depositary receipt program sponsored by the Company, or the ADSs cease to be listed on the New York Stock Exchange (and are not at that time listed on The NASDAQ Global Select Market or The NASDAQ Global Market or another U.S. national securities exchange), all references herein to ADSs or American Depositary Shares will be deemed to have been replaced by a reference to:

(i) the number of Ordinary Shares corresponding to the ADSs on the last day on which the ADSs were listed on the New York Stock Exchange (or such other U.S. national stock exchange); and

(ii) as adjusted, pursuant to the adjustment provisions contained in Section 13, for any other property the ADSs represented as if the other property has been distributed to holders of Ordinary Shares on that day.

SECTION 12. Fractional ADSs.

(a) No fractional Ordinary Shares or ADSs shall be issued as a result of any conversion of Preferred Shares, and the number of Ordinary Shares or ADSs to be issued shall be rounded down to the nearest whole number of Ordinary Shares or ADSs (with payment therefor to be made under Section 12(b)).

(b) In lieu of any fractional ADS otherwise issuable in respect of any mandatory conversion pursuant to Section 7 or a conversion at the option of the Holder pursuant to Section 8 or Section 9, the Company shall pay an amount in cash (computed to the nearest cent) equal to the product of (i) that same fraction and (ii) the Average VWAP of the ADSs over the five consecutive Trading Day period beginning on, and including, the seventh Scheduled Trading Day immediately preceding the Mandatory Conversion Date, Fundamental Change Conversion Date or Early Conversion Date, as applicable (determined without regard to Section 10(f)).

(c) If more than one Preferred Share is surrendered for conversion at one time by or for the same Holder, the number of full ADSs issuable upon conversion thereof shall be computed on the basis of the aggregate number of Preferred Shares so surrendered.

SECTION 13. Anti-Dilution Adjustments to the Fixed Conversion Rates.

(a) Each Fixed Conversion Rate shall be subject to the following adjustments:

(i) Share Dividends and Distributions. If the Company issues Ordinary Shares to all holders of Ordinary Shares as a dividend or other distribution, each Fixed Conversion Rate in effect at 5:00 p.m., New York City time, on the date fixed for determination of the holders of Ordinary Shares entitled to receive such dividend or other distribution shall be multiplied by a fraction:

(A) the numerator of which is the sum of the number of Ordinary Shares outstanding at 5:00 p.m., New York City time, on the date fixed for such determination and the total number of Ordinary Shares constituting such dividend or other distribution, and

(B) the denominator of which is the number of Ordinary Shares outstanding at 5:00 p.m., New York City time, on the date fixed for such determination.

Subject to the provisions of Section 13(a)(iv)(E), any adjustment made pursuant to this clause (i) shall become effective immediately after 5:00 p.m., New York City time, on the date fixed for such determination. If any dividend or distribution described in this clause (i) is declared but not so paid or made, each Fixed Conversion Rate shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay or make such dividend or distribution, to such Fixed Conversion Rate that would be in effect if such dividend or distribution had not been declared. For the purposes of this clause (i), the number of Ordinary Shares outstanding at 5:00 p.m., New York City time, on the date fixed for such determination shall not include shares that the Company holds in treasury and which do not confer upon the holder thereof any dividend or distribution rights. For so long as any Preferred Shares are outstanding, the Company shall not pay any dividend or make any other distribution on Ordinary Shares that it holds in treasury, except for dividends and distributions on Ordinary Shares held by any of the Company’s subsidiaries, which confer upon the holder thereof dividend rights.

(ii) Issuance of Share Purchase Rights. If the Company issues to all holders of Ordinary Shares rights or warrants (other than rights or warrants issued pursuant to a dividend reinvestment plan or share purchase plan or other similar plans), entitling such holders, for a period of up to 45 calendar days from the date of issuance of such rights or warrants, to subscribe for or purchase Ordinary Shares at a price per share less than the Ordinary Share Current Market Price, each Fixed Conversion Rate in effect at 5:00 p.m., New York City time, on the date fixed for determination of the holders of Ordinary Shares entitled to receive such rights or warrants shall be increased by multiplying such Fixed Conversion Rate by a fraction:

(A) the numerator of which is the sum of the number of Ordinary Shares outstanding at 5:00 p.m., New York City time, on the date fixed for such determination and the number of Ordinary Shares issuable or deliverable upon the exercise of such rights or warrants, and

(B) the denominator of which shall be the sum of the number of Ordinary Shares outstanding at 5:00 p.m., New York City time, on the date fixed for such determination and the number of Ordinary Shares equal to the quotient of the aggregate offering price payable to exercise such rights or warrants divided by the Ordinary Share Current Market Price.

Subject to the provisions of Section 13(a)(iv)(E), any adjustment made pursuant to this clause (ii) shall become effective immediately after 5:00 p.m., New York City time, on the date fixed for such determination. In the event that such rights or warrants described in this clause (ii) are not so issued, each Fixed Conversion Rate shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to issue such rights or warrants, to such Fixed Conversion Rate that would then be in effect if such issuance had not been declared. To the extent that such rights or warrants are not exercised prior to their expiration or Ordinary Shares are otherwise not delivered pursuant to such rights or warrants upon the exercise of such rights or warrants, each Fixed Conversion Rate shall be readjusted to such Fixed Conversion Rate that would then be in effect had the adjustment made upon the issuance of such rights or warrants been made on the basis of the delivery of only the number of Ordinary Shares actually delivered. In determining whether any rights or warrants entitle the holders thereof to subscribe for or purchase Ordinary Shares at less than the Ordinary Share Current Market Price, and in determining the aggregate offering price payable to exercise such rights or warrants, there shall be taken into account any consideration received for such rights or warrants and the value of such consideration (if other than cash, to be determined in good faith by the Board of Directors, which determination shall be final). For the purposes of this clause (ii), the number of Ordinary Shares at the time outstanding shall not include shares that the Company holds in treasury and which do not confer upon the holder thereof any right to participate in the issuance of such rights or warrants. For so long as any Preferred Shares are outstanding, the Company shall not issue any such rights or warrants in respect of Ordinary Shares that the Company holds in treasury, except in respect of Ordinary Shares held by any of the Company’s subsidiaries, which confer upon the holder thereof the right to participate in the issuance of such rights or warrants.

(iii) Subdivisions and Combinations of the Ordinary Shares. If outstanding Ordinary Shares shall be subdivided into a greater number of Ordinary Shares or combined into a lesser number of Ordinary Shares, each Fixed Conversion Rate in effect at 5:00 p.m., New York City time, on the effective date of such subdivision or combination shall be multiplied by a fraction:

(A) the numerator of which is the number of Ordinary Shares that would be outstanding immediately after, and solely as a result of, such subdivision or combination, and

(B) the denominator of which is the number of Ordinary Shares outstanding immediately prior to such subdivision or combination. Any adjustment made pursuant to this clause (iii) shall become effective immediately after 5:00 p.m., New York City time, on the effective date of such subdivision or combination.

(iv) Debt or Asset Distribution.

(A) If the Company distributes to all holders of Ordinary Shares evidences of its indebtedness, shares of its share capital, securities, rights to acquire shares of the Company’s share capital, cash (other than Ordinary Dividends) or other assets (excluding (1) any dividend or distribution covered by Section 13(a)(i) or 13(a)(iii), (2) any rights or warrants covered by Section 13(a)(ii), (3) any dividend or distribution covered by Section 13(a)(v) and (4) any Spin-Off to which the provisions set forth in Section 13(a)(iv)(B) apply), each Fixed Conversion Rate in effect at 5:00 p.m., New York City time, on the date fixed for the determination of holders of Ordinary Shares entitled to receive such distribution shall be multiplied by a fraction:

(1) the numerator of which is the Ordinary Share Current Market Price, and

(2) the denominator of which is the Ordinary Share Current Market Price minus the Fair Market Value, on such date fixed for determination, of the portion of the evidences of indebtedness, shares of the Company’s share capital, securities, rights to acquire shares of the Company’s share capital, cash (other than Ordinary Dividends) or other assets so distributed applicable to one Ordinary Share.

(B) In the case of a Spin-Off, each Fixed Conversion Rate in effect at 5:00 p.m., New York City time, on the date fixed for the determination of holders of Ordinary Shares entitled to receive such distribution shall be multiplied by a fraction:

(1) the numerator of which is the sum of (x) the Ordinary Share Current Market Price and (y) the Fair Market Value of the portion of those shares of share capital or similar equity interests so distributed that is applicable to one Ordinary Share as of the 15th Trading Day after the effective date for such distribution (or, if such shares of share capital or equity interests are listed on a U.S. national or regional securities exchange, the Current Market Price of such securities), and

(2) the denominator of which is the Ordinary Share Current Market Price.

(C) Any adjustment made pursuant to this clause (iv) shall become effective immediately after 5:00 p.m., New York City time, on the date fixed for the determination of the holders of Ordinary Shares entitled to receive such distribution. In the event that such distribution described in this clause (iv) is not so made, each Fixed Conversion Rate shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to make such distribution, to such Fixed Conversion Rate that would then be in effect if such distribution had not been declared. If an adjustment to each Fixed Conversion Rate is required under this clause (iv) during any Settlement Period or Early Conversion Settlement Period in respect of Preferred Shares that have been tendered for conversion, delivery of the ADSs issuable upon conversion shall be delayed to the extent necessary in order to complete the calculations provided for in this clause (iv).

(D) For purposes of this clause (iv) (and subject in all respects to clause (ii)), rights, options or warrants distributed by the Company to all holders of its Ordinary Shares entitling them to subscribe for or purchase shares of the Company’s share capital, including, but not limited to, Ordinary Shares (either initially or under certain circumstances), which rights, options or warrants, until the occurrence of a specified event or events (“Trigger Event”): (i) are deemed to be transferred with such Ordinary Shares; (ii) are not exercisable; and (iii) are also issued in respect of future issuances of the Ordinary Shares, shall be deemed not to have been distributed for purposes of this clause (iv) (and no adjustment to the Fixed Conversion Rates under this clause (iv) shall be required) until the occurrence of the earliest Trigger Event, whereupon such rights, options or warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Fixed Conversion Rates shall be made under this clause (iv).

If any such right, option or warrant, including any such existing rights, options or warrants distributed prior to the Initial Issue Date, is subject to events, upon the occurrence of which such rights, options or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and the date fixed for the determination of the holders of Ordinary Shares entitled to receive such distribution with respect to new rights, options or warrants with such rights (in which case the existing rights, options or warrants shall be deemed to terminate and expire on such date without exercise by any of the holders thereof). In addition, in the event of any distribution (or deemed distribution) of rights, options or warrants, or any Trigger Event or other event (of the type described in the immediately preceding sentence) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Fixed Conversion Rates under this clause (iv) was made, (1) in the case of any such rights, options or warrants that shall all have been redeemed or purchased without exercise by any holders thereof, upon such final redemption or purchase (x) the Fixed Conversion Rates shall be readjusted as if such rights, options or warrants had not been issued and (y) the Fixed Conversion Rates shall then again be readjusted to give effect to such distribution, deemed distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share redemption or purchase price received by a holder or holders of Ordinary Shares with respect to such rights, options or warrants (assuming such holder had retained such rights, options or warrants), made to all holders of Ordinary Shares as of the date of such redemption or purchase, and (2) in the case of such rights, options or warrants that shall have expired or been terminated without exercise by any holders thereof, the Fixed Conversion Rates shall be readjusted as if such rights, options and warrants had not been issued. For purposes of clause (1) of the immediately preceding sentence, any rights that have become void by reason of the actions or status of the holder(s) thereof shall not be included in determining whether all rights have been redeemed or purchased.

(E) For purposes of clause (i), clause (ii) and this clause (iv), if any dividend or distribution to which this clause (iv) is applicable includes one or both of:

(I) a dividend or distribution of Ordinary Shares to which clause (i) is applicable (the “Clause I Distribution”); or

(II) an issuance of rights or warrants to which clause (ii) is applicable (the “Clause II Distribution”),

then (1) such dividend or distribution, other than the Clause I Distribution, if any, and the Clause II Distribution, if any, shall be deemed to be a dividend or distribution to which this clause (iv) is applicable (the “Clause IV Distribution”) and any Fixed Conversion Rate adjustment required by this clause (iv) with respect to such Clause IV Distribution shall then be made, and (2) the Clause I Distribution, if any, and Clause II Distribution, if any, shall be deemed to immediately follow the Clause IV Distribution and any Fixed Conversion Rate adjustment required by clause (i) and clause (ii) with respect thereto shall then be made, except that, if determined by the Company (x) the date fixed for determination of the holders of Ordinary Shares entitled to receive any Clause I Distribution or Clause II Distribution shall be deemed to be the date fixed for the determination of holders of Ordinary Shares entitled to receive the Clause IV Distribution and (y) any Ordinary Shares included in any Clause I Distribution or Clause II Distribution shall be deemed not to be “outstanding at 5:00 p.m., New York City time, on the date fixed for such determination” within the meaning of clauses (i) and (ii).

(v) Cash Distributions. If the Company pays or makes a dividend or other distribution consisting exclusively of cash to all holders of Ordinary Shares other than a regular, quarterly dividend the gross amount of which does not exceed $0.34 per Ordinary Share (the “Initial Dividend Threshold” and any such dividends, “Ordinary Dividends”), excluding (1) any cash that is distributed in a Reorganization Event to which Section 13(e) applies, (2) any dividend or other distribution in connection with the voluntary or involuntary liquidation, dissolution or winding up of the Company and (3) any consideration payable as part of a tender or exchange offer by the Company or any subsidiary of the Company covered by Section 13(a)(vi)), each Fixed Conversion Rate in effect at 5:00 p.m., New York City time, on the date fixed for determination of the holders of Ordinary Shares entitled to receive such dividend or other distribution shall be multiplied by a fraction:

(1) the numerator of which is the Ordinary Share Current Market Price minus the Initial Dividend Threshold (provided that if the distribution is not a regular, quarterly cash dividend, the Initial Dividend Threshold will be deemed to be zero), and

(2) the denominator of which is the Ordinary Share Current Market Price minus the amount per Ordinary Share of such dividend or other distribution.

Any adjustment made pursuant to this clause (v) shall become effective immediately after 5:00 p.m., New York City time, on the date fixed for the determination of the holders of Ordinary Shares entitled to receive such dividend or other distribution. In the event that any dividend or other distribution described in this clause (v) is not so paid or made, each Fixed Conversion Rate shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay such dividend or make such distribution, to such Fixed Conversion Rate which would then be in effect if such dividend or other distribution had not been declared.

The Initial Dividend Threshold is subject to adjustment in a manner inversely proportional to adjustments to the Fixed Conversion Rates; provided that no adjustment will be made to the Initial Dividend Threshold for any adjustment to the Fixed Conversion Rates pursuant to this clause (v).

(vi) Self Tender Offers and Exchange Offers. If the Company or any subsidiary of the Company successfully completes a tender or exchange offer pursuant to a Schedule TO or registration statement on Form F-4 for Ordinary Shares or ADSs (excluding any securities convertible or exchangeable for Ordinary Shares or ADSs), where the cash and the value of any other consideration included in the payment per Ordinary Share or ADS exceeds the Ordinary Share Current Market Price, each Fixed Conversion Rate in effect at 5:00 p.m., New York City time, on the date of expiration of the tender or exchange offer (the “Expiration Date”) shall be multiplied by a fraction:

(A) the numerator of which shall be equal to the sum of:

(1) the aggregate cash and Fair Market Value on the Expiration Date of any other consideration paid or payable for Ordinary Shares or ADSs purchased in such tender or exchange offer; and

(2) the product of (I) the Ordinary Share Current Market Price and (II) (x) the number of Ordinary Shares outstanding at the time such tender or exchange offer expires less (y) any purchased Ordinary Shares and ADSs; and

(B) the denominator of which shall be equal to the product of (I) the Ordinary Share Current Market Price and (II) the number of Ordinary Shares outstanding at the time such tender or exchange offer expires, including any purchased Ordinary Shares and ADSs.

Any adjustment made pursuant to this clause (vi) shall become effective immediately after 5:00 p.m., New York City time, on the 10th Trading Day immediately following the Expiration Date but will be given effect as of 9:00 a.m., New York City time, on the Expiration Date. In the event that the Company or one of its subsidiaries is obligated to purchase Ordinary Shares or ADSs pursuant to any such tender offer or exchange offer, but the Company or such subsidiary is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then each Fixed Conversion Rate shall be readjusted to be such Fixed Conversion Rate that would then be in effect if such tender offer or exchange offer had not been made. Except as set forth in the preceding sentence, if the application of this clause (vi) to any tender offer or exchange offer would result in a decrease in each Fixed Conversion Rate, no adjustment shall be made for such tender offer or exchange offer under this clause (vi). If an adjustment to each Fixed Conversion Rate is required pursuant to this clause (vi) during any Settlement Period or Early Conversion Settlement Period in respect of the Preferred Shares that have been tendered for conversion, delivery of the related conversion consideration shall be delayed to the extent necessary in order to complete the calculations provided for in this clause (vi).

(vii) Fair Market Value in Excess of Ordinary Share Current Market Price. Except with respect to a Spin-Off, in cases as to which Section 13(a)(iv) or Section 13(a)(v) applies where the Fair Market Value of the evidences of the Company’s indebtedness, shares of share capital, securities, rights to acquire shares of the Company’s share capital, cash or other assets applicable to one Ordinary Share distributed to holders of Ordinary Shares equals or exceeds the Ordinary Share Current Market Price (as determined for purposes of calculating the conversion rate adjustment pursuant to Section 13(a)(iv) or Section 13(a)(v)), rather than being entitled to an adjustment in each Fixed Conversion Rate, Holders shall be entitled to receive upon conversion, in addition to a number of Ordinary Shares otherwise deliverable on the applicable Conversion Date, the kind and amount of the evidences of the Company’s indebtedness, shares of share capital, securities, rights to acquire shares of the Company’s share capital, cash or other assets comprising the distribution that such Holder would have received if such Holder had owned immediately prior to the record date for determining the holders of Ordinary Shares entitled to receive the distribution, for each Preferred Share, a number of ADSs equal to the Maximum Conversion Rate in effect on the date of such distribution.

(viii) Rights Plans. To the extent that the Company has a rights plan in effect with respect to the Ordinary Shares or ADSs on any Conversion Date, upon conversion of any Preferred Shares, converting Holders shall receive, in addition to the ADSs, the rights under such rights plan, unless, prior to such Conversion Date, the rights have separated from the Ordinary Shares or ADSs, as applicable, in which case each Fixed Conversion Rate shall be adjusted at the time of separation of such rights as if the Company made a distribution to all holders of the Ordinary Shares as described in Section 13(a)(iv), subject to readjustment in the event of the expiration, termination or redemption of such rights. Any distribution of rights or warrants pursuant to a rights plan that would allow Holders to receive upon conversion, in addition to any ADSs, the rights described therein (unless such rights or warrants have separated from the Ordinary Shares or ADSs) shall not constitute a distribution of rights or warrants that would entitle Holders to an adjustment to the Fixed Conversion Rates.

(b) Adjustment for Tax Reasons. The Company may make such increases in each Fixed Conversion Rate, in addition to any other increases required by this Section 13, as the Company deems advisable to avoid or diminish any income tax to holders of the Ordinary Shares or ADSs resulting from any dividend or distribution of Ordinary Shares (or issuance of rights or warrants to acquire Ordinary Shares) or from any event treated as such for income tax purposes or for any other reasons; provided that the same proportionate adjustment must be made to each Fixed Conversion Rate.

(c) Calculation of Adjustments; Adjustments to Threshold Appreciation Price, Reference Price and Fundamental Change Share Price.

(i) All adjustments to each Fixed Conversion Rate shall be calculated to the nearest 1/10,000th of an ADS. Prior to the Mandatory Conversion Date, no adjustment in a Fixed Conversion Rate shall be required unless such adjustment would require an increase or decrease of at least one percent therein. If any adjustment by reason of this Section 13(c)(i) is not required to be made, such adjustment shall be carried forward and taken into account in any subsequent adjustment; provided, however, that on the earlier of the Mandatory Conversion Date, an Early Conversion Date and a Fundamental Change Effective Date, adjustments to each Fixed Conversion Rate shall be made with respect to any such adjustment carried forward that has not been taken into account before such date.

(ii) If an adjustment is made to the Fixed Conversion Rates pursuant to Sections 13(a) or 13(b), (x) an inversely proportional adjustment shall also be made to the Threshold Appreciation Price and the Reference Price solely for purposes of determining which of clauses (i), (ii) and (iii) of Section 7(b) shall apply on the Mandatory Conversion Date and (y) an inversely proportional adjustment will also be made to the Floor Price. Such adjustment shall be made by multiplying each of the Threshold Appreciation Price and the Reference Price by a fraction, the numerator of which shall be either Fixed Conversion Rate immediately before such adjustment pursuant to Sections 13(a) or 13(b) and the denominator of which shall be such Fixed Conversion Rate immediately after such adjustment. Whenever any provision of this Exhibit A requires the Company or the Board of Directors to calculate the VWAP per ADS over a span of multiple days, the Board of Directors shall make appropriate adjustments (including, without limitation, to the Applicable Market Value, the Early Conversion Average Price, the Ordinary Share Current Market Price and the Average Price (as the case may be)) to account for any adjustments to the Reference Price, the Threshold Appreciation Price, the Floor Price and the Fixed Conversion Rates (as the case may be) that become effective, or any event that would require such an adjustment if the Ex-Date, Fundamental Change Effective Date or Expiration Date (as the case may be) of such event occurs, during the relevant period used to calculate such prices or values (as the case may be).

(iii) If:

(A) the record date for a dividend or distribution on Ordinary Shares occurs after the end of the 20 consecutive Trading Day period used for calculating the Applicable Market Value and before the Mandatory Conversion Date; and

(B) such dividend or distribution would have resulted in an adjustment of the number of Ordinary Shares represented by the ADSs issuable to the Holders had such record date occurred on or before the last Trading Day of such 20 consecutive Trading Day period, then the Company shall deem the Holders to be holders of record, for each of their Preferred Shares, of ADSs representing a number of Ordinary Shares equal to the Mandatory Conversion Rate for purposes of that dividend or distribution. In this case, the Holders would receive the dividend or distribution on Ordinary Shares represented by the ADSs together with the number of Ordinary Shares represented by the ADSs issuable upon the Mandatory Conversion Date.

(iv) If an adjustment is made to the Fixed Conversion Rates pursuant to Sections 13(a) or 13(b), a proportional adjustment shall be made to each Fundamental Change Share Price column heading set forth in the table referenced in the definition of “Fundamental Change Conversion Rate” as of the day on which the Fixed Conversion Rates are so adjusted. Such adjustment shall be made by multiplying each Fundamental Change Share Price included in such table, applicable immediately prior to such adjustment, by a fraction, the numerator of which is the Minimum Conversion Rate immediately prior to the adjustment giving rise to such Fundamental Change Share Price adjustment, and the denominator of which is the Minimum Conversion Rate as so adjusted.

(v) Notwithstanding anything herein to the contrary, no adjustment to the Fixed Conversion Rates shall be made if Holders may participate, at the same time, upon the same terms and otherwise on the same basis as holders of Ordinary Shares or ADSs and solely as a result of holding Preferred Shares, in the transaction that would otherwise give rise to an adjustment as if they held, for each Preferred Share, ADSs representing a number of Ordinary Shares equal to the Maximum Conversion Rate then in effect. In addition, the Fixed Conversion Rates shall not be adjusted:

(A) upon the issuance of any Ordinary Shares or ADSs pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Company’s securities and the investment of additional optional amounts in Ordinary Shares or ADSs under any plan;

(B) upon the issuance of any Ordinary Shares or ADSs or rights or warrants to purchase those shares pursuant to any present or future benefit or other incentive plan or program of or assumed by the Company or any of its subsidiaries;

(C) upon the issuance of any Ordinary Shares or ADSs pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the Initial Issue Date;

(D) for a change solely in the nominal (par) value of the Ordinary Shares;

(E) for share repurchases that are not tender offers, including structured or derivative transactions; or

(F) for accumulated and unpaid dividends on the Preferred Shares, except as provided under Sections 7, 8 and 9.

(vi) The Fixed Conversion Rates reflect that as of the date of this Exhibit A, each ADS represents one Ordinary Share. If the number of Ordinary Shares represented by each ADS changes, the Fixed Conversion Rates will be adjusted proportionately.

(d) Notice of Adjustment. Whenever the Fixed Conversion Rates and the Fundamental Change Conversion Rates set forth in the table referenced in the definition of “Fundamental Change Conversion Rate” are to be adjusted, the Company shall:

(i) compute such adjusted Fixed Conversion Rates and Fundamental Change Conversion Rates and prepare and transmit to the Transfer Agent an Officers’ Certificate setting forth such adjusted Fixed Conversion Rates and Fundamental Change Conversion Rates, the method of calculation thereof in reasonable detail and the facts requiring such adjustment and upon which such adjustment is based;

(ii) within 10 Business Days following the occurrence of an event that requires an adjustment to the Fixed Conversion Rates and the Fundamental Change Conversion Rates, provide, or cause to be provided, a written notice to the Holders of the occurrence of such adjustment; and

(iii) as soon as practicable following the determination of such adjusted Fixed Conversion Rates and Fundamental Change Conversion Rates provide, or cause to be provided, to the Holders a statement setting forth in reasonable detail the method by which the adjustments to the Fixed Conversion Rates and Fundamental Change Conversion Rates were determined and setting forth such adjusted Fixed Conversion Rates and Fundamental Change Conversion Rates.

(e) Reorganization Events. In the event of:

(i) any consolidation or merger of the Company with or into another Person (other than a merger or consolidation in which the Company is the continuing Company and in which the Ordinary Shares outstanding immediately prior to the merger or consolidation are not exchanged for cash, securities or other property of the Company or another Person);

(ii) any sale, transfer, lease or conveyance to another Person of all or substantially all of the property and assets of the Company;

(iii) any reclassification of Ordinary Shares into securities including securities other than Ordinary Shares; or

(iv) any statutory exchange of securities of the Company with another Person (other than in connection with a merger or acquisition),

in each case, as a result of which the Ordinary Shares would be converted into, or exchanged for, securities, cash or other property (each, a “Reorganization Event”), each Preferred Share outstanding immediately prior to such Reorganization Event shall, without the consent of the Holders, become convertible into the kind of securities, cash and other property that such Holder would have been entitled to receive if such Holder had converted its Preferred Shares into ADSs immediately prior to such Reorganization Event (such securities, cash and other property, the “Exchange Property,” with each “Unit of Exchange Property” meaning the kind and amount of such Exchange Property that a Holder of one Ordinary Share is entitled to receive). For purposes of the foregoing, the type and amount of Exchange Property in the case of any Reorganization Event that causes the Ordinary Shares to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of shareholder election) shall be deemed to be the weighted average of the types and amounts of consideration received by the holders of Ordinary Shares that affirmatively make such an election (or of all holders of Ordinary Shares if none makes an election). The Company shall notify Holders of the weighted average as soon as practicable after such determination is made. The number of Units of Exchange Property for each Preferred Share converted following the effective date of such Reorganization Event shall be determined as if references in Section 7, Section 8 and Section 9 to Ordinary Shares or ADSs were to Units of Exchange Property (without any interest thereon and without any right to dividends or distributions thereon which have a record date that is prior to such Conversion Date, except as provided in Section 13(c)(iii)). For the purpose of determining which of clauses (i), (ii) and (iii) of Section 7(b) shall apply upon Mandatory Conversion, and for the purpose of calculating the Mandatory Conversion Rate if clause (ii) of Section 7(b) is applicable, the value of a Unit of Exchange Property shall be determined in good faith by the Board of Directors (which determination will be final), except that if a Unit of Exchange Property includes ordinary shares, depositary receipts or other securities representing common equity interests that are traded on a U.S. national securities exchange, the value of such ordinary shares, depositary receipts or other securities representing common equity interests shall be the average over the 20 consecutive Trading Day period beginning on, and including, the 22nd Scheduled Trading Day immediately preceding the Mandatory Conversion Date (determined without regard to Section 10(f)) of the volume weighted average prices for such ordinary shares, depositary receipts or other securities representing common equity interests, as displayed on the applicable Bloomberg screen (as determined in good faith by the Board of Directors (which determination will be final)); or, if such price is not available, the average market value per share of such ordinary shares, depositary receipts or other securities representing common equity interests over such period as determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by the Company for this purpose.

The above provisions of this Section 13(e) shall similarly apply to successive Reorganization Events and the provisions of Section 13 shall apply to any shares of the share capital or depositary receipts of the Company (or any successor thereto) received by the holders of Ordinary Shares in any such Reorganization Event.

The Company (or any successor thereto) shall, as soon as reasonably practicable (but in any event within 20 calendar days) after the occurrence of any Reorganization Event, provide written notice to the Holders of such occurrence and of the kind and amount of the cash, securities or other property that constitute the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 13(e).

SECTION 14. Payment of Additional Amounts — Change in Tax Law.

(a) The Company shall make all payments on the Preferred Shares (including but not limited to any payments of dividends and cash in lieu of any fractional ADSs upon conversion) without deduction or withholding for any taxes, assessments or other governmental charges imposed by any jurisdiction where the Company is incorporated or tax resident, as the case may be, or a jurisdiction in which a successor to the Company is incorporated or tax resident (each, a “Taxing Jurisdiction”) unless the deduction or withholding is required by law.

(b) If, as a result of a Change in Tax Law, a Taxing Jurisdiction requires that the Company deducts or withholds any taxes, assessments or other governmental charges from payments on or with respect to the Preferred Shares, the Company shall pay any additional amounts necessary to make the net amount paid to a Holder or beneficial owner equal the amount that such Holder or beneficial owner would have received in the absence of such deduction or withholding, provided that such additional amounts shall only be paid in respect of payments to a Holder or beneficial owner that were eligible to be made without deduction or withholding for any taxes, assessment or other governmental changes in the absence of such Change in Tax Law. Notwithstanding the foregoing, in no case shall any additional amounts be paid on account of:

(i) the amount of any tax, assessment or other governmental charge that is payable only because a type of connection exists between the Holder or beneficial owner of the Preferred Share and a Taxing Jurisdiction, other than a connection related solely to purchase or ownership of Preferred Shares;

(ii) the amount of any tax, assessment or other governmental charge that is payable only because the Holder or beneficial owner presented the Preferred Shares for payment more than 30 days after the date on which the relevant payment becomes due or was provided for, whichever is later;

(iii) any estate, inheritance, gift, sale, transfer, excise, personal property or similar tax, duty, assessment or other governmental charge;

(iv) the amount of any tax, assessment or other governmental charge that is imposed or withheld due to the Holder or beneficial owner of the Preferred Shares failing to accurately comply with a request from the Company for any certification, identification or other reporting requirement concerning the nationality, residence, identity or connection of the Holder or beneficial owner of the Preferred Shares with the relevant Taxing Jurisdiction if compliance is required by law, regulation or an applicable income tax treaty, as a precondition to exemption from, or reduction in the rate of, such tax, assessment or other governmental charge;

(v) the amount of any tax, assessment or other governmental charge payable otherwise than by deduction or withholding from payments on or with respect to the Preferred Shares;

(vi) any taxes payable under Sections 1471-1474 of the U.S. Internal Revenue Code of 1986, as amended, as of the Initial Issue Date (or any amended or successor version), any regulations or official interpretations thereof, any intergovernmental agreement entered into in connection therewith, or any law or regulation adopted pursuant to an intergovernmental agreement between a non-U.S. jurisdiction and the United States with respect to the foregoing or any agreements entered into pursuant to Section 1471(b)(1) of such Code;

(vii) any payment to any Holder or beneficial owner of Preferred Shares that is a fiduciary or partnership or a Person other than the sole beneficial owner of any such payment, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such a partnership or the beneficial owner of the payment would not have been entitled to the additional amounts had the beneficiary, settlor, member or beneficial owner been the holder of the Preferred Shares;

(viii) any withholding or deduction that is imposed on a payment to or for the benefit of an individual and required to be made pursuant to the European Council Directive 2014/48/EU (as amended from time to time) or any law implementing or complying with or introduced in order to conform to such Directive; or

(ix) any combination of the withholdings, taxes, assessments or other governmental charges described in clauses (i) through (viii) above.

SECTION 15. Transfer Agent, Registrar, and Conversion and Dividend Disbursing Agent. On or prior to the Initial Issue Date, the Company shall appoint a duly appointed Transfer Agent and Registrar for the Preferred Shares and a Conversion and Dividend Disbursing Agent for the Preferred Shares. Upon any removal of the Transfer Agent, Registrar or Conversion and Dividend Disbursing Agent in accordance with the Company’s agreements with such Persons, the Company shall appoint a successor transfer agent, registrar or conversion and dividend disbursing agent, as the case may be, who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Company shall send notice thereof by first-class mail, postage prepaid, to the Holders.

SECTION 16. Record Holders. To the fullest extent permitted by applicable law, the Company and the Transfer Agent may deem and treat the Holder of any Preferred Share as the true and lawful owner thereof for all purposes.

SECTION 17. Notices. All notices or communications in respect of the Preferred Shares shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in the Articles of Association and by applicable law. Notwithstanding the foregoing, if Preferred Shares are represented by Global Preferred Shares, such notices may also be given to the Holders in any manner permitted by DTC or any similar facility used for the settlement of transactions in the Preferred Shares.

SECTION 18. No Sinking Fund. The Preferred Shares shall not be subject to any redemption, sinking fund or other similar provisions.

SECTION 19. Other Rights. Without derogating the provisions of Article 8A, the Preferred Shares shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth in the Articles of Association or as provided by applicable law.

SECTION 20. Share Certificates.

(a) The Preferred Shares shall initially be represented by share certificates. On or prior to the Initial Issue Date, the Board of Directors shall cause a form of share certificate for the Preferred Shares to be prepared, containing the final terms of the Preferred Shares as contemplated by and in accordance with this Exhibit A, including: Discount Rate, Dividend Payment Dates, Dividend Rate, Floor Price, Fundamental Change Conversion Rate, Mandatory Conversion Date, Maximum Conversion Rate, Record Dates and Threshold Appreciation Price.

(b) Share certificates representing the Preferred Shares shall be signed in accordance with the Articles of Association.

(c) A share certificate representing the Preferred Shares shall not be valid until manually countersigned by an authorized signatory of the Transfer Agent and Registrar. Each share certificate representing the Preferred Shares shall be dated the date of its countersignature.

(d) If any officer of the Company who has signed a share certificate no longer holds that office at the time the Transfer Agent and Registrar countersigns the share certificate, the share certificate shall be valid nonetheless.

(e) Notwithstanding the provisions of Article 14, the Company may at its option issue Preferred Shares without certificates under the circumstances specified in Section 22(d).

SECTION 21. Replacement Certificates.

(a) Without derogating from the provisions of Article 15, if physical certificates are issued, and any of the Preferred Shares certificates shall be mutilated, lost, stolen or destroyed, the Company shall, at the expense of the Holder, issue, in exchange and in substitution for and upon cancellation of the mutilated Preferred Shares certificate, or in lieu of and substitution for the Preferred Shares certificate lost, stolen or destroyed, a new Preferred Shares certificate of like tenor and representing an equivalent number of Preferred Shares, but only upon receipt of evidence of such loss, theft or destruction of such Preferred Shares certificate and indemnity, if requested, reasonably satisfactory to the Company and the Transfer Agent.

(b) The Company is not required to issue any certificate representing the Preferred Shares on or after the Mandatory Conversion Date. In lieu of the delivery of a replacement certificate following the Mandatory Conversion Date, the Transfer Agent, upon delivery of the evidence and indemnity described above, shall deliver the ADSs issuable and any cash deliverable pursuant to the terms of the Preferred Shares formerly evidenced by the certificate.

SECTION 22. Book Entry Form.

(a) The Preferred Shares shall be issued in global form (“Global Preferred Shares”) eligible for book-entry settlement with the Depositary, represented by one or more share certificates in global form registered in the name of the Depositary or a nominee of the Depositary bearing the form of global securities legend set forth in the form of share certificate prepared pursuant to Section 20(a) hereof. The aggregate number of Preferred Shares represented by each share certificate representing Global Preferred Shares may from time to time be increased or decreased by a notation by the Registrar and Transfer Agent on a schedule attached to the share certificate.

(b) Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Exhibit A, with respect to any Global Preferred Shares, and the Depositary shall be treated by the Company, the Registrar and any agent of the Company or the Registrar as the sole Holder of the Preferred Shares held as Global Preferred Shares. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Registrar or any agent of the Company or the Registrar from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of the Depositary governing the exercise of the rights of a holder of a beneficial interest in any Preferred Shares. The Holders may grant proxies or otherwise authorize any Person to take any action that a Holder is entitled to take pursuant to the Preferred Shares or the Articles of Association.

(c) Transfers of a Global Preferred Share shall be limited to transfers of such Global Preferred Share in whole, but not in part, to nominees of the Depositary or to a successor of the Depositary or such successor’s nominee.

(d) If DTC is at any time unwilling or unable to continue as Depositary for the Global Preferred Shares or DTC ceases to be registered as a “clearing agency” under the Exchange Act, and in either case a successor Depositary is not appointed by the Company within 90 days, the Company shall issue certificated shares in exchange for the Global Preferred Shares or otherwise provide for alternate book-entry arrangements with respect to the Preferred Shares. In any such case, the Global Preferred Shares shall be exchanged in whole for definitive share certificates in substantially the form of the form of share certificate prepared pursuant to Section 20(a) hereof representing an equal aggregate number of Preferred Shares or otherwise exchanged pursuant to such alternate book-entry arrangements providing for beneficial interests of an equal aggregate number of Preferred Shares. If definitive share certificates are issued pursuant to this Section 22(d), such definitive share certificates shall be registered in the name or names of the Person or Persons specified by DTC in a written instrument to the Registrar.

SECTION 23. Miscellaneous.

(a) The Company shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of Preferred Shares or ADSs or other securities issued on account of Preferred Shares pursuant hereto or certificates representing such shares or securities. The Company shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of ADSs or other securities in a name other than that in which the Preferred Shares with respect to which such shares or other securities are issued or delivered were registered, and shall not be required to make any such issuance or delivery unless and until the Person otherwise entitled to such issuance or delivery has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid or is not payable.

(b) The Liquidation Preference and the Dividend Rate each shall be subject to equitable adjustment whenever there shall occur a stock split, combination, reclassification or other similar event involving the Preferred Shares. Such adjustments shall be determined in good faith by the Board of Directors and submitted by the Board of Directors to the Transfer Agent.

(c) If any difficulties arise with respect to the implementation or application of this Exhibit A, or if any event or contingency occurs as to which the provisions of this Exhibit A are not strictly applicable or if the strict application would not fairly protect the rights of the Holders or the Company, as applicable, in accordance with the essential intent and principles set forth herein, then the Board of Directors shall on or prior to the Initial Issue Date be authorized to take such actions as it may deem reasonably necessary to resolve such difficulties or to implement or apply this Exhibit A (or otherwise interpret this Exhibit A), in accordance with such essential intent and principles.